Execution Version

To:    The Sellers (as defined in the PSA)

PRIVATE AND CONFIDENTIAL
Date: September 29, 2020
Dear Sirs,
Project Artemis
We refer to our recent discussions relating to the contemplated acquisition by the Buyer or its applicable Buyer Designee(s) of the Ascension Shares, the ISC Shares and the Purchased Assets (the Proposed Transaction).
Capitalised terms not otherwise defined in this letter (the Offer Letter) shall have the meanings given to them in the form of purchase and sale agreement attached to this Offer Letter as Appendix 1 (the PSA) and any references in this Offer Letter to a Section shall mean a Section of the PSA. Sections 1.1 and 1.2 (Definitions and Other Defined Terms ) of the PSA are incorporated herein mutatis mutandis as if such provisions were incorporated in this Offer Letter except that any references therein to the “Agreement” shall be construed as references to this Offer Letter.

1.	PUT OPTION

1.1
In consideration of the undertakings given by the Sellers in this Offer Letter, the Buyer irrevocably grants to the Sellers a firm and binding option to require the Buyer to sign the PSA and to purchase, or cause the purchase of, the Ascension Shares, the ISC Shares and the Purchased Assets and assume the Assumed Liabilities from the Sellers and the other applicable members of the Seller Group, on the terms and subject to the conditions of the PSA and this Offer Letter (the Put Option).

1.2	The Purchase Price for the Ascension Shares, the ISC Shares and the Purchased Assets shall be determined and paid in accordance with the provisions set forth in the PSA.

1.3
The Put Option may be exercised in writing by the Sellers (a Put Option Exercise) at any time after the latest of (i) December 9, 2020 (or such other date as the Parties may agree) (ii) completion of the information and consultation process with the Social and Economic Committee of Services (the Employee Representative Body) with respect to the proposed transfer of the French Services Employees within the context of the Proposed Transaction, in accordance with applicable Law (the Consultation Process) and (iii) completion of the procedure for informing each of the French Services Employees in accordance with the provisions of Article L. 141-28 of the French Commercial Code (Code de commerce) (the Loi Hamon Process) but on or before the Option Expiry Date (as defined in paragraph 1.5 below) or, if either party exercises its extension right pursuant to paragraph 1.6, the Extended Option Expiry Date (as defined in paragraph 1.6(b) below), by written notice from the Sellers to the Buyer (the Exercise Notice).

Execution Version

1.4
For the purposes of this Offer Letter, the Consultation Process shall be deemed to have been completed if the Employee Representative Body has issued an opinion, or is deemed to have issued an opinion under applicable Law, with respect to the proposed transfer of the French Services Employees within the context of the Proposed Transaction and the Loi Hamon Process shall be completed on the date the Consultation Process will be deemed to have been completed.

1.5
The Put Option will enter into force on the date of this Offer Letter (the Option Date) and the Put Option shall remain valid until 23.59 (CET) on the date that is three months following the Option Date (the Option Expiry Date).

1.6	If the Consultation Process and the Loi Hamon Process have not been completed pursuant to paragraph 1.3 above by the Option Expiry Date:

(a)
either party that has complied in all material respects with its obligations under paragraphs 3.1 and 3.2 below, as applicable, may extend the term of the Put Option by a period of one month following the Option Expiry Date by notifying the other party in writing five calendar days before the Option Expiry Date, in which case the other party will be bound by such extension. In case of such an extension, 23:59 (CET) on the date that is one month after the Option Expiry Date shall be the “Extended Option Expiry Date”. If the Put Option is not exercised by the Sellers by the Extended Option Expiry Date, the Put Option will automatically expire at 00:00 (CET) on the Extended Option Expiry Date; or

(b)	if no extension of the Option Expiry Date is requested in accordance with paragraph 1.6(a) above, the Put Option will automatically expire at 00:00 (CET) on the Option Expiry Date.

1.7
If the Sellers fail to exercise the Put Option on or before the Option Expiry Date (or if either party exercises its extension right pursuant to paragraph 1.6, the Extended Option Expiry Date), then this Offer Letter shall terminate automatically and immediately. Additionally, this Offer Letter may be terminated upon mutual written agreement of the Buyer and the Sellers or by the Buyer upon the occurrence of a Material Adverse Effect. Section 9.3 of the PSA shall apply mutatis mutandis to the termination of this Offer Letter, except that any references therein to the “Agreement” shall be construed as references to this Offer Letter. Notwithstanding the foregoing, under circumstances where the Termination Fee is payable pursuant to paragraph 1.8, paragraphs 1.8 and 1.9 will survive the termination of this Offer Letter.

1.8
If (a) the Consultation Process and the Loi Hamon Process are completed on or prior to the Option Expiry Date (or if either party exercises its extension right pursuant to paragraph 1.6, the Extended Option Expiry Date), but the Sellers fail to exercise the Put Option on or prior to the Option Expiry Date or the Extended Option Expiry Date, as applicable, or (b) either the Consultation Process or the Loi Hamon Process has not been completed on or prior to the Option Expiry Date (or if either party exercises its extension right pursuant to paragraph 1.6, the Extended Option Expiry Date) due to a Seller’s breach of paragraph 3.1

Execution Version

hereof, then in each case, Sellers will pay to Buyer no later than three Business Days following the Option Expiry Date or Extended Option Expiry Date, as applicable, an amount equal to 5% of Base Purchase Price (the “Termination Fee”), by wire transfer of immediately available funds to an account designated in writing by Buyer.

1.9
If the Termination Fee is paid pursuant to paragraph 1.8, the maximum aggregate liability of Sellers and their Affiliates shall be limited to the amount of the Termination Fee, and in no event shall Buyer or any of its Affiliates seek any other remedies available at law or in equity. The Parties hereto acknowledge that the agreements contained in paragraph 1.8 and this paragraph 1.9 are an integral part of the Proposed Transaction, and that, without these agreements, the Parties hereto would not enter into this Offer Letter. The Parties hereto acknowledge that the Termination Fee, in the circumstances in which such fee becomes payable, constitutes liquidated damages and is not a penalty.

2.	EXECUTION OF THE PSA

2.1
Upon exercise of the Put Option, the PSA shall be legally binding immediately on the Buyer and the Sellers. For the sake of good order, the Sellers and the Buyer undertake to duly, and as soon as practicable, execute the PSA and electronically exchange signature pages thereto, within two Business Days following the day of receipt by the Buyer of the Exercise Notice.

2.2	Closing will then occur subject to and in accordance with the terms and conditions of the PSA.

3.	INFORMATION AND CONSULTATION OF THE EMPLOYEE REPRESENTATIVE BODY

3.1	Following execution of this Offer Letter, the Sellers shall:

(a)	procure that Services:

(i)	commences the Consultation Process as soon as reasonably practicable and no later than ten Business Days following the date of this Offer Letter;

(ii)
convenes a meeting of the Employee Representative Body as soon as reasonably practicable after the date of this Offer Letter and in any event by no later than ten Business Days after the date of this Offer Letter; and

(iii)
pursues diligently, and complies with all relevant obligations in respect of the Consultation Process, with a view to obtaining the Employee Representative Body’s opinion on the proposed transfer of the French Services Employees within the context of the Proposed Transaction as soon as reasonably practicable; provided, however, that the Sellers shall not be in breach of this paragraph 3.1(a)(iii) to the extent the Buyer’s failure to comply with its obligations under paragraph 3.2 materially hinders, prevents or delays the Sellers’ ability to comply with its obligations in respect of the Consultation Process;

Execution Version

(b)	procure that Services commences the Loi Hamon Process as soon as reasonably practicable and no later than ten Business Days after the date of this Offer Letter;

(c)
keep the Buyer reasonably informed in a timely manner of the progress of the Consultation Process and of the Loi Hamon Process, including notifying Buyer when the Consultation Process and Loi Hamon Process are commenced, affording Buyer with a reasonable opportunity to review and provide comments on any materials submitted to any French Services Employee or Employee Representative Body in connection with such processes, and notifying Buyer of any material feedback received from any French Services Employee or Employee Representative Body and any actual or anticipated issues or delays that arise in connection with such processes; and

(d)
not, and shall procure that their Subsidiaries shall not, without the Buyer's prior written consent, make any commitments to or for the benefit of the French Services Employees other than in the ordinary course of business.

3.2	The Buyer shall provide the Sellers with all assistance and cooperation reasonably requested in connection with the Consultation Process including, without limitation:

(a)
before the first meeting of the Employee Representative Body, the Buyer shall provide Services (to the extent reasonably required for the purposes of the Consultation Process) with details of the Buyer’s background and history, current operations in France, a structure chart and current operations in the same sector as the Business;

(b)
providing all other relevant information reasonably requested by Services for the purposes of the Consultation Process in relation to the proposed transfer of the French Services Employees within the context of the Proposed Transaction; and

(c)
procuring that a senior authorised representative of the Buyer attends meetings with the Employee Representative Body where and when so reasonably requested by Services upon reasonable prior written notice, and, in the case of paragraphs (b) to (c), such information or assistance shall be provided by the Buyer within five Business Days of any reasonable written request by Services.

3.3
The Sellers will deliver to the Buyer a copy of the opinion (avis) rendered (or deemed to be rendered) by the Employee Representative Body of Services within two Business Days following the delivery of such opinion.

3.4
The Sellers will deliver to Buyer copies of any relevant documentation with respect to the completion of the Loi Hamon Process, within two Business Days following completion of the Consultation Process.

Execution Version

3.5
The Sellers accept the benefit of the Put Option solely as an option exercisable at the Sellers’ sole discretion, it being understood that such acceptance shall not constitute in any manner an undertaking by the Sellers to exercise the Put Option or to enter into the PSA.

3.6
The Buyer acknowledges that, until a Put Option Exercise has occurred in accordance with paragraph 1.3 above, the Sellers shall not be bound by any obligation of any nature in connection with the Proposed Transaction, other than their compliance with the exclusivity undertaking in paragraph 5 below and their other commitments under this Offer Letter.

4.	CONDITION PRECEDENT AND OTHER PROVISIONS OF THE PSA

4.1
Article VI (Covenants of Sellers) of the PSA shall apply between the Buyer and the Sellers mutatis mutandis as if set out herein and the Buyer and the Sellers agree to comply with such provisions as from the Option Date.

4.2
Sections 2.8(a) (Consents), 2.9 (Purchase Price Allocation), 7.1 (Regulatory Approvals), 7.2 (French Services Employees; French Artemis ND Employees; European Employees), 7.3 (US Employees) and 7.12 (Release of Guarantees) of the PSA shall apply mutatis mutandis between the Buyer and the Sellers as if set out herein and the Buyer and the Sellers agree to comply with such provisions as from the Option Date.

5.	EXCLUSIVITY
From (and including) the Option Date to (and including) the date that is the earlier of (i) the date of exercise of the Put Option, or (ii) if the Put Option is not exercised, the later of the Option Expiry Date and the Extended Option Expiry Date (such period, the Exclusivity Period), in consideration of the Buyer granting the Put Option, the Sellers shall not, and shall cause their Affiliates and Representatives not to, directly or indirectly:

(a)
initiate, enter into, encourage, facilitate, offer to, or continue any inquiry, proposal, offer, discussions or negotiations with, consummate, or provide any information to, any third party who may be interested in making an offer for, proposing, inquiring into or entering into an agreement to (x) acquire or invest in, directly or indirectly, the Sellers or any of their Subsidiaries, directly or indirectly, with respect to all or part of the Ascension Shares, the ISC Shares or the Purchased Assets, (y) the transfer by any means, directly or indirectly, of all or a material part of the Ascension Shares, the ISC Shares and the Purchased Assets, or (z) any other transaction similar or designed to achieve a similar economic outcome to any of the foregoing (each an “Alternative Transaction”); or

(b)
furnish any information or afford access to the business, financial position, properties, assets, or the books and records of the Sellers and the Subsidiaries of the Sellers engaged in the Business to any person or entity other than the Buyer and its Representatives in connection with an Alternative Transaction.

6.	WARRANTIES AND UNDERTAKINGS

Execution Version

6.1
The Parent hereby represents and warrants to the Buyer the statements set out in Article IV (Representations and Warranties of Parent) of the PSA as if such provisions were incorporated in this Offer Letter except that references therein to the “Agreement” shall be construed to include references to this Offer Letter.

6.2
The Buyer hereby warrants to the Sellers the statements set out in Article V (Representations and Warranties of the Buyer) of the PSA as if such provisions were incorporated in this Offer Letter except that references therein to the “Agreement” shall be construed to include references to this Offer Letter.

7.	ANNOUNCEMENTS AND CONFIDENTIALITY
The Parties agree that Section 7.10 (Public Announcements) of the PSA shall apply mutatis mutandis between the Buyer and the Sellers as if set out herein except that references in that Section to the “Agreement” shall be construed as references to the Put Option and this Offer Letter. The Parties acknowledge that the Confidentiality Agreement is in full force and effect.

8.	NOTICES
The Parties agree that Section 11.1 (Notices) of the PSA shall apply mutatis mutandis between the Buyer and the Sellers as if set out herein except that references therein to the “Agreement” shall be construed to include references to this Offer Letter.

9.	COSTS
Section 11.3 (Expenses) of the PSA shall apply mutatis mutandis between the Buyer and the Sellers as if set out herein except that references therein to the “Agreement” shall be construed to include references to this Offer Letter.

10.	GENERAL

10.1	No variation of this Offer Letter shall be valid unless it is in writing and signed by or on behalf of each party.

10.2	This Offer Letter shall be binding upon and shall inure to the benefit of the Parties to it and their respective successors and permitted assigns.

10.3
This Offer Letter is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing in this Offer Letter, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Offer Letter.

10.4
This Offer Letter may be executed in any number of counterparts, but shall not be effective until each party has executed and delivered at least one counterpart. Each counterpart constitutes an original, and all the counterparts together constitute one and the same agreement. If this Offer Letter is executed in duplicate, each duplicate constitutes an original.

Execution Version

This Offer Letter may be executed by manual signature, facsimile or electronic means, all of which shall be equally valid.

11.	NO WAIVER

11.1
No failure or delay in exercising any right, power or privilege under this Offer Letter will operate as a waiver of it, nor will any single or partial exercise of any right, power or privilege under this Offer Letter preclude any other or further exercise of it or of any other right, power or privilege under this letter or otherwise. Nothing contained in this Offer Letter shall be construed as prohibiting the Sellers or the Buyer from pursuing any other remedies available to it.

12.	SPECIFIC PERFORMANCE

12.1
The Parties agree that irreparable damage would occur if any provision of this Offer Letter were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Offer Letter or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

12.2
All remedies provided either under this Offer Letter or by applicable Law, in the event of breach by any party of this Offer Letter, shall be cumulative and not alternative; provided that if the Termination Fee is paid hereunder, the Termination Fee will be Buyer’s sole and exclusive remedy for any breach of this Offer Letter.

13.	GOVERNING LAW AND CONSENT TO JURISDICTION

13.1
This Offer Letter and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Offer Letter) are governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

13.2
Section 11.7 (Consent to Jurisdiction) of the PSA shall apply mutatis mutandis between the Buyer and the Sellers as if set out herein except that references therein to the “Agreement” shall be construed to include references to this Offer Letter.

By countersigning this Offer Letter, you agree to the exclusivity undertaking and your other commitments provided for in this Offer Letter.

Yours faithfully,
By: Smith & Nephew USD Limited

/c/Susan M. Swabey
Name: Susan Margaret Swabey
Title: Director

We acknowledge and agree to the terms of, and our obligations under, this Offer Letter. Without prejudice to the rights of the Buyer and the obligations of the Sellers under this Offer Letter, such countersignature is not and shall not be construed as an agreement to execute the PSA.
Yours faithfully,

/c/Peter J. Arduini
For and on behalf of
INTEGRA LIFESCIENCES HOLDINGS CORPORATION

/c/Jeffrey Mosebrook
For and on behalf of
INTEGRA LIFESCIENCES SERVICES (FRANCE) SAS

/c/Jeffrey Mosebrook
For and on behalf of
NEWDEAL SAS

APPENDIX 1
PURCHASE AND SALE AGREEMENT

Final Form

PURCHASE AND SALE AGREEMENT

dated as of [●], 2020

by and among

Integra LifeSciences Holdings Corporation,

Integra LifeSciences Services (France) SAS,

Newdeal SAS,

and

Smith & Nephew USD Limited

TABLE OF CONTENTS
(continued)
Page

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	48
5.1	Organization and Good Standing	48
5.2	Authority and Enforceability	48
5.3	No Conflicts; Consents	48
5.4	Available Funds	49
5.5	Litigation	49
5.6	Brokers or Finders	49
5.7	Investigation by Buyer	49
5.8	Acknowledgment by Buyer	50
ARTICLE VI	COVENANTS OF SELLERS	50
6.1	Conduct of Business	50
6.2	Negative Covenants	51
6.3	Access to Information Concerning Properties and Records	53
6.4	Interim Financial Statements	54
6.5	Payment of Pro-Rated Bonuses	54
6.6	Pre-Closing Assignment of Certain Contracts	54
ARTICLE VII	COVENANTS OF BUYER AND SELLERS	54
7.1	Regulatory Approvals	55
7.2	French Business Employees; European Employees	57
7.3	U.S. Employees	59
7.4	Taxes	64
7.5	Discharge of Business Obligations After Closing	70
7.6	Access to Books and Records	70
7.7	Further Assurances	71
7.8	Local Transfer Agreements	71
7.9	French Lease	72
7.1	Public Announcements	72
7.11	Confidentiality	72
7.12	Release of Guaranties	73
7.13	Termination of Affiliate Arrangements	73
7.14	Restrictive Covenants	73
7.15	Wrong Pockets	74
7.16	License	75
7.17	Post-Closing Reporting	75
ARTICLE VIII	CONDITIONS TO CLOSING	75
8.1	Conditions to Obligations of Buyer and Sellers	75
8.2	Conditions to Obligation of Buyer	76
8.3	Conditions to Obligation of Sellers	77
ARTICLE IX	TERMINATION	77
9.1	Termination	77
9.2	Effect of Termination	78
9.3	Remedies	78
ARTICLE X	INDEMNIFICATION	79
10.1	Survival	79
10.2	Indemnification Obligations of Parent	79
10.3	Indemnification Obligations of Buyer	80

TABLE OF CONTENTS
(continued)
Page

10.4	Indemnification Procedure	80
10.5	Liability Limitations	82
10.6	Exclusive Remedy	83
10.7	Materiality	83
ARTICLE XI	MISCELLANEOUS	83
11.1	Notices	83
11.2	Amendments and Waivers	84
11.3	Expenses	85
11.4	Bulk Sales Act	85
11.5	Successors and Assigns	85
11.6	Governing Law	85
11.7	Consent to Jurisdiction	85
11.8	Counterparts	86
11.9	Third Party Beneficiaries	86
11.1	Entire Agreement	86
11.11	Captions	86
11.12	Severability	87
11.13	Specific Performance	87
11.14	Disclosure Schedule	87
11.15	Interpretation	88

Exhibits
Exhibit A    Sample Calculation of Estimated Closing Working Capital
Exhibit B    Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit C    Form of Transition Services Agreement
Exhibit D    Form of Trademark License Agreement
Exhibit E-1     French Business Sale Agreement
Exhibit E-2    French Successor Agreement
Exhibit F    Form of Tripartite Agreements
Exhibit G-1    Form of Patent Assignment
Exhibit G-2    Form of Trademark Assignment
Exhibit H    Form of Product Registration Agreement
Exhibit I    Form of Resignation and Release

Schedules

Schedule 1.1(a)    Accounting Principles
Schedule 2.1(b)(v)    Assigned Contracts
Schedule 2.2(f)    Excluded Assets and Properties
Schedule 2.2(g)    Excluded Intellectual Property
Schedule 6.2        Negative Covenants Exceptions
Schedule 6.6        Contracts to be Assigned Pre-Closing
Schedule 7.2(h)    French Business Protected Employees

PURCHASE AND SALE AGREEMENT
PURCHASE AND SALE AGREEMENT, dated as of [●], 2020 (this “Agreement”), by and among Integra LifeSciences Holdings Corporation, a Delaware corporation (“Parent”), Integra LifeSciences Services (France) SAS, a “société par actions simplifiée” organized under the Laws of France (“Services”), Newdeal SAS, a “société par actions simplifiée” organized under the Laws of France (“Artemis ND,” and collectively with Parent and Services, “Sellers”), Smith & Nephew USD Limited, a private company limited by shares organized under the Laws of England and Wales (“Buyer,” and collectively with Sellers, the “Parties,” and each individually, a “Party”).
WHEREAS, Sellers and certain Affiliates (as defined herein) of Parent are engaged in the business of the design, development, marketing, promotion, distribution, manufacturing, inspection, packaging and sale of products and devices used in the orthopedic surgical treatment of injuries and disorders of upper and lower extremities, excluding, for the avoidance of doubt, soft tissue and tendon repair and protection (the “Business”);
WHEREAS, Parent (i) indirectly owns 100% of the outstanding capital stock (the “Ascension Shares”) of Ascension Orthopedics, Inc., a Delaware corporation (“Ascension”), which is engaged in the Business, and (ii) as of the Closing, will indirectly own 100% of the outstanding capital stock (the “ISC Shares”) of ISC (as defined herein), which is engaged in the Business;
WHEREAS, the Parties desire that the Seller Group sell, assign, transfer, convey and deliver to Buyer or Buyer Designee(s), and that Buyer or Buyer Designee(s) purchase and acquire from the Seller Group, all of the right, title and interest of the Seller Group in and to the Ascension Shares, the ISC Shares and the Purchased Assets (as defined herein), and that Buyer or Buyer Designee(s) assume the Assumed Liabilities (as defined herein), upon the terms and subject to the conditions of this Agreement;
WHEREAS on [date], 2020 (the “Put Option Date”), Buyer granted to Sellers a firm and binding option to require Buyer to execute this Agreement and to purchase, or cause the purchase of, the Business, the Ascension Shares and the ISC Shares on the terms and subject to the conditions of this Agreement (the “Put Option”), and the Put Option was exercised by Sellers on [date], 2020;
WHEREAS Services’ relevant employee representative bodies have been informed and consulted with regards to the French Services Transaction contemplated by this Agreement and gave or have been deemed to give an opinion (avis) in respect thereof on [date];
WHEREAS the transfer of the French Artemis ND Assets does not trigger the obligation to inform French Artemis ND Employees under the provisions of Article L. 141-23 or L. 141-28 of the French Commercial Code (Code de Commerce);

WHEREAS Services’ employees have been informed with regards to the French Services Transaction in accordance with the provisions of Article L. 141-28 of the French Commercial Code (Code de Commerce);
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the Parties agree as follows:
ARTICLE I

DEFINITIONS
1.1    Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Article I or in the applicable Section of this Agreement to which reference is made in this Article I.
“Accounting Principles” means the accounting principles set forth on Schedule 1.1(a).
“Action” means any, claim, action, suit, audit, investigation or proceeding by or before any Governmental Entity.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person, provided, that for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
“Ancillary Agreements” means the Bill of Sale, Assignment and Assumption Agreement, the Transition Services Agreement, the Trademark License Agreement, the French Business Sale Agreement, the French Successor Agreement, the French Lease Agreement, the Local Transfer Agreements, the IP Assignments, the Product Registration Agreement and the other agreements, instruments and documents delivered at the Closing or entered into in connection with the transactions contemplated hereby (other than the ISC Purchase Agreement and any agreement contemplated thereby).
“Asset Level Taxes” means those Taxes imposed with respect to the ownership of the Purchased Assets or the operation of the Business; provided that for purposes of clarity such term shall not include income Taxes and Taxes payable by a Purchased Company.
“Authorization” means any authorization, approval, clearance, registration, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

2

“Base Purchase Price” means $240,000,000.
“Benefit Plan” means each “employee benefit plan” (as defined in ERISA Section 3(3)) (whether or not subject to ERISA) and all other material compensation and benefit plans, policies, trust funds, programs, arrangements or payroll practices, including severance, salary continuation, pension, profit sharing, 401(k), retirement, employee stock ownership, deferred compensation, stock purchase or other equity-based compensation plan, incentive, bonus, employment, and change in control agreement, plan, program, or arrangement maintained, sponsored or contributed to, or required to be contributed to, by any member of the Seller Group, in each case for the benefit of the Business Employees (other than any “multiemployer plan” within the meaning of Section 3(37) of ERISA).
“Books and Records” means any books of account, ledgers, subsidiary ledgers general, financial, and shipping records, invoices, operating and production records, design history files, marketing and promotional materials, customer lists and price lists, credit records of customers, Tax Returns of the Purchased Companies (other than U.S. federal income and state and local group Tax Returns) and pro forma Tax Returns of the sellers reporting Asset Level Taxes of the Purchased Assets as applicable to the Business, product taxability matrices used for determining applicability of sales and use Taxes, resale and exemption certificates used for sales and use Tax purposes, records and files, in each case to the extent related to the Business, but for the avoidance of doubt, not including any Charter Documents of any Retained Companies.
“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.
“Business Employee” means only those individuals who are not Excluded Employees and who are (a) employed by a Purchased Company or (b) identified on the Business Employees Schedule (as may be updated pursuant to Section 7.3).
“Buyer Designee” means any Affiliate of Buyer designated by Buyer in writing at least three (3) Business Days prior to the Closing Date as the buyer of all or any portion of the Ascension Shares, the Purchased Assets or the ISC Shares, or as the Person to whom the employment of all or any portion of the Business Employees will transfer.
“Buyer Indemnified Parties” means Buyer and its Affiliates, their respective Representatives and the heirs, executors, successors and assigns of any of the foregoing.
“Cash” means cash and cash equivalents of the Purchased Companies as of immediately prior to the Closing. Cash will (a) be reduced by uncleared checks and drafts issued by any Purchased Company and (b) include uncleared checks and drafts received by or deposited for the account of any Purchased Company. Cash excludes any cash subject to contractually or statutorily imposed restrictions on use of cash for any reason.
“Capital Expenditures Budget” means the capital expenditures budget of the Business set forth in Section 6.2(p) of the Seller Disclosure Schedule.

1

“Charter Documents” means, with respect to any entity, the certificate of incorporation, “Kbis extract” (in the case of a French entity), the certificate of formation, the articles of incorporation, “statuts” (in the case of a French entity), memorandum of association, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).
“Closing Indebtedness” means the aggregate Indebtedness, as of immediately prior to the Closing, of (a) the Retained Companies, but only to the extent assumed by Buyer or a Buyer Designee pursuant to Section 2.3 and (b) the Purchased Companies.
“Closing Working Capital” means an amount (which may be positive or negative) equal to the Working Capital Assets as of immediately prior to the Closing.
“Closing Working Capital Adjustment” means the amount, as finally determined in accordance with Section 2.7 (which may be expressed as a negative number), equal to the Closing Working Capital, less the Target Closing Working Capital.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contract” means any legally binding agreement, contract, license, lease, commitment, arrangement or understanding, whether written or oral.
“Effect” means any state of facts, change, effect, event, occurrence or condition.
“Environmental Law” means any Law relating to (a) the protection, restoration or impairment of the environment or human health and safety or (b) exposure to, or Releases of, Hazardous Substances.
“Equipment” means machinery, leasehold improvements, fixtures, furniture, supplies, accessories, materials, equipment, parts, automobiles, trucks, vehicles, tooling, tools, molds, office equipment, computers, telephones and all other items of tangible personal property, in each case Related to the Business.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Seller Group, as defined in Section 414(b), (c), (m) or (o) of the Code.
“Estimated Closing Working Capital Adjustment” means the amount (which may be expressed as a negative number) equal to the Estimated Closing Working Capital, less the Target Closing Working Capital.

2

“European Employees” means those Business Employees who are employed by Subsidiaries of Parent and whose primary place of work is in Europe, but excluding the French Services Employees and the French Artemis ND Employees.
“Excluded Employees” means those individuals who are identified as “Excluded Employees” on the Business Employees Schedule, and, to the extent such employees are employed by a Purchased Company, whose employment will be transferred to another member of the Seller Group prior to Closing.
“Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided that such actual and intentional fraud of such Party shall only be deemed to exist if such Party had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Party pursuant to, in the case of Parent, Article IV as qualified by the Seller Disclosure Schedule, or, in the case of Buyer, Article V, were actually breached when made.
“French Artemis ND Assets” means the part of the Purchased Assets that are owned by Artemis ND, but excluding any Other Owned Intellectual Property.
“French Artemis ND Business” means that part of the Business conducted by or on behalf of Artemis ND in France.
“French Artemis ND Employees” means those Business Employees who are employed by Artemis ND.
“French Artemis ND Liabilities” means the part of the Assumed Liabilities that are Liabilities of Artemis ND.
“French Artemis ND Purchase Price” means the amount of $17,600,000, which shall be payable at the Closing in the form of Euros using the exchange rate for converting U.S. Dollars to Euros reported by Bloomberg as of the end of the day in New York time on the Business Day preceding the Closing Date.
“French Business Employees” means the French Artemis ND Employees and the French Services Employees.
“French Business Sale Agreement” means the agreement called “contrat de cession de fonds de commerce” substantially in the form of Exhibit E-1.
“French Lease Agreement” means a commercial lease agreement to be entered into between Atlantique Mur Régions, as lessor, and Artemis ND, as lessee, in respect of that portion of the premises currently leased and occupied by Artemis ND at Bâtiment 13, 97 allée Alexandre Borodine – Parc Woodstock, Saint-Priest, France, which will be on substantially similar terms and conditions to those pursuant to which Artemis ND currently occupies such premises.

3

“French Services Assets” means the part of the Purchased Assets that are owned by Services.
“French Services Business” means that part of the Business conducted by or on behalf of Services in France.
“French Services Employees” means those Business Employees who are employed by Services.
“French Services Liabilities” means the part of the Assumed Liabilities that are Liabilities of Services.
“French Services Purchase Price” means the amount of $500,000, which shall be payable at the Closing in the form of Euros using the exchange rate for converting U.S. Dollars to Euros reported by Bloomberg as of the end of the day in New York time on the Business Day preceding the Closing Date.
“French Services Transaction” means the sale and purchase of the French Services Business upon and subject to the terms and conditions of this Agreement, the French Business Sale Agreement and any other applicable Local Transfer Agreement.
“French Successor Agreement” means the agreement called “convention de successeur” substantially in the form of Exhibit E-2.
“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authority and Enforceability), Section 4.10 (Acquired Company Capital Stock; Acquired Company Operations), Section 4.11(a) (Title to Assets) and Section 4.20 (Brokers or Finders).
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Entity” means (a) any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, (b) any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law and (c) any arbitral body of competent jurisdiction.
“Hazardous Substances” means any pollutant, contaminant, or hazardous or toxic substance, material or waste, including but not limited to petroleum, asbestos and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

4

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligation for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of an unrelated third-party, to the extent of the obligation actually drawn down or borrowed, (d) any “earn-out” obligations or other obligations to pay the deferred purchase price of property, fixed assets, Equipment or services, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) all obligations under leases that are required to be capitalized under GAAP (without giving effect to FASB Accounting Standards Update No. 2016-02, Leases, ASC Topic 842), (g) interest rate or currency obligations, including swaps, hedges or similar agreements, (h) any guaranty of any of the foregoing, (i) all penalty payments, premiums, charges, yield maintenance amounts and other expenses with respect to the foregoing (x) payable as a result of or in connection with the prepayment of any obligations of the types referred to in clauses (a) through (h) above (assuming for purposes of calculating such amounts that such prepayment occurs immediately prior to the Closing) or (y) in respect of obligations of the types referred to in clauses (a) through (h) above that are triggered or accelerated as a result of the transactions contemplated hereby, (j) accrued but unpaid interest expense, (k) any unpaid Liabilities for Taxes of the Purchased Companies attributable to the Pre-Closing Tax Period, (l) unpaid commissions with respect to any Transferred Employee or independent contractor of the Business, and in each case the employer portion of any Taxes arising therefrom, (m) all accounts payable and accruals of the Purchased Companies, (o) all inter-company balances between the Purchased Companies and the Parent, and (p) accrued but unused vacation pay or paid time off with respect to the Transferred Employees; provided, that any such amounts included in Transaction Expenses shall not be included as “Indebtedness.”
“Indemnified Party” means the Person or Persons entitled to indemnification pursuant to Section 10.2 or 10.3, as the case may be.
“Indemnifying Party” means the Person or Persons having the obligation to indemnify another Person pursuant to Section 10.2 or 10.3, as the case may be.
“Instruments” means the surgical instruments that are included in kits of Products or are used in the implantation of Products, to the extent Related to the Business.
“Intellectual Property” means any and all intellectual property rights in any jurisdiction throughout the world, including the following: (a) registered and unregistered trademarks, trade names, trade dress rights and service marks, together with the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, copyrightable works and other works of authorship; (c) trade secrets, know-how and confidential or proprietary information; (d) inventions (whether or not patentable) and utility and design patents; (e) internet domain name registrations; (f) rights in or to computer programs and other software, firmware, microcode and implementations, whether in object code or source code; (g) all registration and applications for registration of any of the foregoing; and (h) any renewals, extensions, continuations, continuations-in-part, divisionals, reexaminations

5

or reissues or equivalent counterpart of any of the foregoing in any jurisdiction throughout the world.
“Inventory” means all raw materials, work-in-process, finished goods, supplies, spare parts and other inventories Related to the Business, including all such items (a) located on the Leased Real Property, (b) in transit from suppliers of the Business, (c) held for delivery by suppliers of the Business, or (d) held on consignment by third parties.
“ISC” means Integrated Shoulder Collaboration, Inc., a Delaware corporation.
“ISC Purchase Agreement” means the Stock Purchase Agreement, dated as of the Put Option Date, among Integra LifeSciences Corporation, ISC and Consortium of Focused Orthopedists, LLC, a copy of which has been made available to Buyer.
“Knowledge of Buyer”, Buyer’s Knowledge, or any similar phrase means, with respect to any fact or matter, the actual knowledge, or knowledge that would be obtained following reasonable inquiry of direct reports, of Andy Radford and Catheryn O’Rourke.
“Knowledge of Sellers”, Sellers’ Knowledge, or any similar phrase means, with respect to any fact or matter, the actual knowledge, or knowledge that would be obtained following reasonable inquiry of direct reports, of Robert Davis, Chris Fedele, Jeff Mosebrook, Peter Cox, David Sirolly, Andrea Caruso, Judi O’Grady and Sandy Grosso.
“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.
“Liability” means any liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured.
“License and Development Agreement” means the License and Development Agreement, dated January 4, 2019, by and among Integra LifeSciences Corporation, ISC and Consortium of Focused Orthopedists, LLC.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, preferential purchase right, adverse claim or other encumbrance or transfer restriction in respect of such property or asset.
“Lien Releases” means such agreements, certificates and other documentation (including UCC-3 termination statements, intellectual property security releases and deposit account control agreement terminations) as Buyer may reasonably request to demonstrate and evidence that the Ascension Shares, the ISC Shares, the Purchased Assets and the assets and property of the Purchased Companies are free from any and all Liens other than Permitted Liens on the Closing Date.

6

“Local Transfer Agreement” means any agreement or instrument of conveyance or assumption entered into or delivered in connection with the transfer of the Purchased Assets to Buyer or an Affiliate thereof or for Buyer of an Affiliate thereof to assume the Assumed Liabilities, in any jurisdiction where the Business is organized or operates, including the French Business Sale Agreement and the French Successor Agreement.
“Losses” means any and all Liabilities, Taxes, damages, losses, penalties, fines, judgments, costs and expenses (including amounts paid in settlement, costs of investigation and reasonable attorney’s fees and expenses), whenever arising or incurred, and whether or not arising out of a Third-Party Claim, but excluding any punitive or exemplary damages, except to the extent actually paid or payable to a third-party in respect of a Third-Party Claim for which indemnification hereunder is otherwise required.
“Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a materially adverse Effect on the business, condition (financial or otherwise) or results of operations of the Business, taken as a whole, or on any Seller’s ability to consummate the transactions contemplated by this Agreement; provided, that no Effect resulting from any of the following shall constitute a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred: (a) general economic, business or political conditions; (b) conditions or changes in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) interest rates in the United States or any other country or region in the world and exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) any applicable Laws or interpretations thereof by any Governmental Entity or accounting rules (or interpretations thereof); (d) changes or developments affecting generally the industry in which the Business is operated; (e) political conditions in the United States or any other country or region in the world or any natural or man-made disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; (f) epidemics, pandemics or disease outbreaks (including the COVID-19 virus), and any Action, Order, disruption or adverse impact on the Business (whether financial or otherwise) related thereto; (g) the announcement of this Agreement and the transactions contemplated hereby or any communication by Buyer to any Person of its plans or intentions with respect to the Business or any portion thereof; (h) the pendency or consummation of the transactions contemplated by this Agreement; (i) any failure by Sellers or the Business (or any portion thereof) to meet any internal or published projections, budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations of all or any portion of the Business for any period (provided that this clause (i) will not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect); (j) any action taken or not taken at the written request of, or with the written consent or waiver of, Buyer; or (k) any matter disclosed in the Seller Disclosure Schedule; provided that in the case of clauses (a) through (f), such Effects do not have a

7

disproportionate effect on the Business, as compared to other Persons engaged in the industries in which the Business operates.
“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.
“Other Antitrust Laws” means the antitrust and competition Laws of all jurisdictions other than the federal agencies of the United States. For the avoidance of doubt, “Other Antitrust Laws” excludes any Law, the primary purpose of which is to regulate foreign investment, including Articles L. 151-3 et seq. and R. 151-1 et seq. of the French Monetary and Financial Code (Code Monétaire et Financier).
“Other Owned Intellectual Property” means the Intellectual Property that is owned or purported to be owned by any member of the Seller Group and is Related to the Business, other than Purchased Company Owned Intellectual Property.
“Parent Indemnified Parties” means Parent and its Affiliates, their respective Representatives and the heirs, executors, successors and assigns of any of the foregoing.
“Payoff Letters” means customary payoff letters with respect to all Indebtedness of the Purchased Companies as of the Closing of the type described in clauses (a) and (b) of the definition of “Indebtedness” in this Section 1.1, each in form and substance reasonably satisfactory to Buyer.
“Permitted Liens” means (a) Liens for current real or personal property Taxes not yet due and payable or for Taxes being contested in good faith and, in each case, for which adequate reserves have been established in accordance with GAAP, (b) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of the Business with respect to which payment is not due and that do not impair the conduct of the Business or the present or proposed use of the affected property, and (c) with respect to real property, zoning restrictions, easements or reservations of rights which are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the real properties they affect.
“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.
“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Law, all information that identifies or would reasonably be used to identify an individual person, including an individual person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number and customer or account number.

8

“Post-Closing Tax Period” means any taxable period that is not a Pre-Closing Tax Period.
“Pre-Closing Tax Period” means any taxable period ending before or on the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Pro-Rated Bonuses” means the amount determined by Sellers in good faith, in a manner consistent with past practice and after taking into account the partial performance period, of all annual bonuses payable to the Transferred Employees with respect to the fiscal year in which the Closing Date occurs, pro-rated based on the number of days in such fiscal year that have elapsed as of the Closing Date.
“Products” means all medical devices and other products designed, tested, manufactured, processed, handled, distributed, marketed, commercialized, or sold by or on behalf of the Business.
“Purchase Price Adjustment” means an amount (which may be expressed as a negative number) equal to (a) the aggregate total of the Closing Working Capital Adjustment less the Estimated Closing Working Capital Adjustment, plus (b) the aggregate total of the Cash (as finally determined in accordance with Section 2.7) less the Estimated Cash, minus (c) the aggregate total of the Closing Indebtedness (as finally determined in accordance with Section 2.7) less the Estimated Closing Indebtedness, minus (d) the aggregate total of the Transaction Expenses (as finally determined in accordance with Section 2.7) less the Estimated Transaction Expenses.
“Purchased Companies” means, collectively, Ascension and ISC.
“Purchased Company Owned Intellectual Property” means the Intellectual Property owned or purported to be owned by the Purchased Companies.
“Related” with respect to the Business, means used, held for use or acquired or developed for use primarily in the Business, as applicable, or otherwise primarily relating to, or primarily arising out of, the operation of the Business, as applicable.
“Release” means, with respect to Hazardous Substances, any actual spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, dispersing, escaping, leaching, migrating, dumping or disposing into or through the environment.
“Retained Companies” means each of the members of the Seller Group, other than the Purchased Companies.
“Seller Group” means, collectively, Parent, Services, Artemis ND, Ascension, ISC, and the other Subsidiaries of Parent that are engaged in the Business or that otherwise own or hold any Purchased Asset.
“Seller Guaranty” means any guaranty, letter of credit, indemnity or contribution agreement or other similar agreement entered into by a Purchased Company in favor of any

9

third party guaranteeing any obligation of Parent or any of its Affiliates (other than the Purchased Companies) or any business of Parent and its Affiliates, other than the Business.
“Seller Owned Intellectual Property” means the Purchased Company Owned Intellectual Property together with the Other Owned Intellectual Property.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Subsidiary” or “Subsidiaries” means, with respect to any Party, any Person, of which (a) such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such Party and/or by any one or more of its Subsidiaries.
“Target Closing Working Capital” means $81,000,000.
“Tax” or “Taxes” means (a) any U.S. federal, national, state, local, provincial or non-U.S./foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits or gains, lease, service, fringe benefits, license, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property, escheat, unclaimed property, environmental or windfall profit tax, registration, capital stock, social security (or similar), unemployment, disability, customs duty or other tax, governmental fee or other assessment or charge that in each case is in the nature of a tax, including any interest, fines, penalties, assessments, deficiencies or additions thereto, (b) any and all liability for amounts described in clause (a) of any member of an affiliated, consolidated, combined or unitary group of which any member of the Seller Group (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law or regulation, and (c) any and all liability for amounts described in clause (a) or (b) of any Person (other than a member of the Seller Group) imposed on any member of the Seller Group as a transferee or successor, by contract or pursuant to any Law, rule or regulation.
“Tax Attributes” means any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other similar Tax credit, asset, deduction, basis or offset that could be carried forward or back to reduce Taxes (including deductions and credits relating to alternative minimum Taxes).
“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

10

“Transaction Expenses” means, to the extent unpaid as of the Closing, the aggregate amount of (a) all obligations of Parent and other members of the Seller Group for all financial advisor, legal, investment banking and other expenses incurred in connection with the transactions contemplated by this Agreement as of the Closing, (b) any retention, stay, change in control or similar payments that become payable to any Business Employee prior to the Closing, (c) any severance or separation benefits arising from a termination of employment at or prior to the Closing, (d) any amounts that become payable to a Business Employee solely as a result of the transactions contemplated by this Agreement, including any amounts arising from accelerated vesting of equity or equity-based awards, (e) an amount equal to a pro-rated portion of the value of the Unvested Equity Awards set forth on Section 7.3(c) of the Seller Disclosure Schedule as of the close of trading on the Business Day immediately prior to the Closing Date (as determined in accordance with Section 7.3(c)) for the vesting year for the applicable award in which the Closing Date occurs, with such pro-ration based on the number of days that have elapsed in such vesting year as of the Closing Date, (f) the excess, if any, of the amount equal to (i) the value of the equity awards set forth on Section 7.3(c) of the Seller Disclosure Schedule (as determined in accordance with Section 7.3(c)), minus (ii) the amount set forth in clause (e) above, over $500,000, and (g) the employer portion of any payroll, social security, unemployment, or similar Taxes made in connection with the payments described under the foregoing clauses (a) through (f); provided that (i) any such amounts included in the calculation of Closing Working Capital shall not be included as “Transaction Expenses,” and (ii) any amount payable to Consortium of Focused Orthopedists, LLC under the ISC Purchase Agreement shall not be included as “Transaction Expenses” and will be paid directly by Parent or an Affiliate thereof (excluding the Purchased Companies or either of them).
“Transferred Employee” means any (a) Business Employee who continues employment with a Purchased Company; and (b) Business Employee who accepts an offer of employment or otherwise with effect from Closing becomes employed by Buyer and its Affiliates in accordance with Sections 7.2 and 7.3.
“Treasury Regulations” means the U.S. Federal Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time.
“U.S. Employee” means any Business Employee other than a French Business Employee or a European Employee.
“U.S. Transferred Employee” means any Transferred Employee who is not a French Business Employee or a European Employee.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
“Working Capital Assets” means the following assets: (i) Inventory and (ii) Instruments. Working Capital Assets excludes all cash and cash equivalents and all Excluded Assets. Working Capital Assets will be calculated in accordance with the Accounting Principles and consistent with the sample calculation set forth on Exhibit A.

11

“$” means United States dollars.
1.2    Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Affiliate Arrangement	4.24(a)
Affiliated Group Tax Return	7.4(e)
Agreement	Preamble
Artemis ND	Preamble
Ascension	Recitals
Ascension Shares	Recitals
Assigned Contracts	2.1(b)(v)
Assumed Liabilities	2.3
Basket Amount	10.5(a)
Bill of Sale, Assignment and Assumption Agreement	3.2(a)
Business	Recitals
Business Authorizations	4.9(a)
Business Employees Schedule	4.18(a)
Buyer	Preamble
Buyer 401(k) Plan	7.3(g)
Buyer Closing Certificate	8.3(c)
Buyer’s Draft Allocation	2.9(b)
Buyer FSAs	7.3(l)
Buyer Losses	10.2
Buyer’s Proposed Calculations	2.7(a)
Closing	3.1
Closing Date	3.1

12

Closing Statement	2.7(a)
COBRA	4.17(c)(vi)
Competing Activity	7.14(a)
Confidential Information	7.11(b)
Confidentiality Agreement	6.3(a)
Direct Claim	10.4(c)
Disputed Amounts	2.7(c)
DOJ	7.1(a)
Environmental Permits	4.19(a)
Estimated Cash	2.6(a)
Estimated Closing Indebtedness	2.6(a)
Estimated Closing Statement	2.6(a)
Estimated Closing Working Capital	2.6(a)
Estimated Transaction Expenses	2.6(a)
European Employment Offer	7.2(b)
Excluded Assets	2.2
Excluded Liabilities	2.4
FDA	4.8(a)
FDCA	4.8(a)
Final Purchase Price	2.7(d)
Final Purchase Price Adjustment	2.7(d)
Financial Information	4.4(a)
FTC	7.1(a)
Health Care Laws	4.8(b)
Health Care Programs	4.8(c)

13

Imminent Tax Return	7.4(b)(iv)
In-Bound Licenses	4.13(b)
Initial Purchase Price	2.6(b)
Interim Balance Sheet	4.4(b)
Interim Balance Sheet Date	4.4(b)
IP Assignments	3.2(d)
IRS	4.17(f)
ISC Products	4.13(d)
ISC Shares	Recitals
Lease	4.12(c)
Leased Real Property	4.12(b)
Make-Whole Compensation	7.3(c)
Material Contracts	4.15(b)
Notice of Claim	10.4(c)
Notice of Objection	2.7(b)
Out-Bound Licenses	4.13(c)
Outside Date	9.1(a)(ii)(A)
Parent	Preamble
Parent Losses	10.3
Parent’s Allocation Notice	2.9(b)
Party/Parties	Preamble
Pre-Closing Asset Return	7.4(b)(iii)
Pre-Closing Tax Return	7.4(b)(ii)
Pro-Forma Asset Return	7.4(b)(iii)
Pro-Forma Tax Return	7.4(b)(ii)

14

Product Registration Agreement	3.2(e)
Product Registrations	4.9(a)
Protected Employees	7.2(h)
Purchase Price	2.6(b)
Purchased Assets	2.1(b)
Put Option	Recitals
Put Option Date	Recitals
Recall	4.8(e)
Representatives	6.3(a)
Restricted Business	7.14(a)
Seller 401(k) Plan	7.3(g)
Seller Closing Certificate	8.2(c)
Seller Disclosure Schedule	Preamble Article IV
Seller FSAs	7.3(l)
Sellers	Preamble
Services	Preamble
Straddle Period Tax Return	7.4(b)(v)
Third-Party Claim	10.4(a)
Trademark License Agreement	3.2(c)
Transition Services Agreement	3.2(b)
Unvested Equity Award	7.3(c)
Working Capital Expert	2.7(c)(i)
Wrong Pocket Asset	7.15(a)

15

ARTICLE II

PURCHASE AND SALE
2.1    Purchase and Sale of the Business. Upon the terms and subject to the conditions of this Agreement, at the Closing:
(a)    Parent shall cause the applicable member of the Seller Group to sell, convey, transfer, assign and deliver to Buyer or the applicable Buyer Designee(s), and Buyer shall, or shall cause the applicable Buyer Designee(s) to, purchase from such applicable member of the Seller Group all of such Seller Group member’s right, title and interest in and to (i) the Ascension Shares and (ii) the ISC Shares, in each case free and clear of all Liens except for transfer restrictions under applicable securities Laws; and
(b)    Sellers shall sell, assign, transfer, convey and deliver, and shall cause each other relevant Retained Company to sell, assign, transfer, convey and deliver, to Buyer or the applicable Buyer Designee(s), and Buyer shall, or shall cause the applicable Buyer Designee(s) to, purchase, acquire and accept from such Retained Companies, the entire right, title and interest of Sellers and each other such Retained Company in, to and under all of the following assets, properties and rights, other than the Excluded Assets, free and clear of all Liens other than Permitted Liens (the “Purchased Assets”):
(i)    all Inventory and Instruments;
(ii)    all Equipment;
(iii)    all fixed assets, construction in progress and leasehold improvements of (A) the facility covered by the French Lease Agreement to the extent related to the Business and (B) the Austin, Texas facility;
(iv)    the Other Owned Intellectual Property;
(v)    any Contracts or portions of Contracts, in each case to the extent related to the Business, including those entered into by any Retained Company between the Put Option Date and the Closing Date in compliance with the provisions of this Agreement, and including the Contracts set forth on Schedule 2.1(b)(v) (collectively, the “Assigned Contracts”);
(vi)    to the extent transferable, all Business Authorizations, including all Product Registrations;
(vii)    all Books and Records;
(viii)    all claims, causes of action, choses in action, rights of recovery and rights under all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof, solely to the extent arising from or relating to the other Purchased Assets or the Assumed Liabilities;

1

(ix)    all prepaid expenses to the extent related to the Business;
(x)    all security deposits, earnest deposits and all other forms of deposit or security placed with or by any member of the Retained Companies to the extent related to the Business;
(xi)    all goodwill of the Business, including the French Services Business and the French Artemis ND Business; and
(xii)    without duplication or modification of the assets, properties and rights set forth in items (i)-(xi) of this Section 2.1(b), all other assets, properties or rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, to the extent related to the Business.
2.2    Excluded Assets. The Purchased Assets do not include, and neither Sellers nor any other Retained Company is selling, assigning, transferring, conveying or delivering, and neither Buyer nor any Buyer Designee is purchasing, acquiring or accepting from Sellers or any other Retained Company, any of the assets, properties or rights set forth in this Section 2.2 (collectively, the “Excluded Assets”):
(a)    all cash and cash equivalents, other than those described in Section 2.1(b)(ix) or Section 2.1(b)(x) of this Agreement;
(b)    all accounts receivable;
(c)    all Contracts or portions thereof that are not Assigned Contracts;
(d)    the corporate seals, Charter Documents, minute books, stock books, Tax Returns (other than Tax Returns of the Purchased Companies and Tax Returns reporting Asset Level Taxes), or other records relating to the corporate organization of any Retained Company;
(e)    all insurance policies and all rights and benefits thereunder;
(f)    the assets, properties and rights specifically set forth on Schedule 2.2(f);
(g)    all Intellectual Property owned by a Retained Company that is not Other Owned Intellectual Property, including the Intellectual Property set forth on Schedule 2.2(g);
(h)    all Contracts between a Retained Company, on the one hand, and Parent or any Subsidiary thereof, on the other hand;
(i)    any real property owned by a Retained Company;

2

(j)    the equity interests of any of the members of the Seller Group other than Ascension and ISC; and
(k)    the rights which accrue or will accrue to any Seller or any other Retained Company under this Agreement and the Ancillary Agreements.
2.3    Assumed Liabilities. On the terms and subject to the conditions of this Agreement, and except for the Excluded Liabilities and as otherwise provided in Section 7.2, Section 7.3 or Section 7.4, Buyer agrees, effective at the Closing, to, or to cause the applicable Buyer Designee(s) to, assume and to pay, perform and discharge when due, all Liabilities (whether known or unknown, fixed, absolute, matured, unmatured, accrued or contingent, now existing or arising after the date hereof) of Sellers and the other Retained Companies to the extent arising out of the operation or conduct of the Business, including the following (the “Assumed Liabilities”):
(a)    all Liabilities in respect of the Assigned Contracts;
(b)    subject to the provisions of Section 7.2 and Section 7.3, all Liabilities related to the Transferred Employees, including accrued but unpaid compensation expense; and
(c)    all Taxes that are the responsibility of Buyer and its Affiliates pursuant to Sections 7.4(a) (Transfer Taxes), 7.4(b)(iv) (to the extent related to the Purchased Assets), and 7.4(b)(v).
2.4    Excluded Liabilities. Neither Buyer nor any of its Affiliates shall assume any Liabilities of the Retained Companies (such unassumed Liabilities are collectively, the “Excluded Liabilities”) other than those specifically set forth in Section 2.3 and shall specifically not assume:
(a)    any Liabilities of the Business for accounts payable arising prior to the Closing;
(b)    any Liabilities for Indebtedness of any Retained Company of the type provided in clauses (a) and (b) (and clauses (h) and (i) as it relates thereto) of the definition of “Indebtedness” in Section 1.1;
(c)    any Tax Liabilities of any Retained Company, other than those set forth in Section 2.3(c); and
(d)    any Liabilities to the extent related to the Excluded Assets.
2.5    French Business Sale Agreement; French Successor Agreement; French Closing Deliverables.
(a)    On the Closing Date and without prejudice to any other provision of this Agreement, Services and Buyer or the applicable Buyer Designee(s) will enter into the

3

French language version of the French Business Sale Agreement to effect the transfer of the French Services Assets and assumption of the French Services Liabilities being transferred to and assumed by Buyer or the applicable Buyer Designee(s), provided, that, Buyer acknowledges that Services may revise the schedules to the French Business Sale Agreement to reflect updated information available prior to the Closing with the prior written consent of Buyer (not to be unreasonably withheld), and provided further, that, Services may not revise such schedules in a manner that would affect the scope of the Excluded Employees without the prior written consent of Buyer. Services and Buyer acknowledge that the transfer of the French Services Assets and assumption of the French Services Liabilities constitutes a sale of a business as a going concern regulated by Articles L. 141-2 and seq. and Articles R. 141-1 and seq. of the French Commercial Code (Code de Commerce). In the event of any conflict and/or discrepancies between this Agreement and any provision of the French Business Sale Agreement, the provisions of this Agreement shall prevail.
(b)    On the Closing Date and without prejudice to any other provision of this Agreement, Artemis ND and Buyer or the applicable Buyer Designee(s) will enter into the French language version of the French Successor Agreement to effect the transfer of the French Artemis ND Assets and assumption of the French Artemis ND Liabilities being transferred to and assumed by Buyer or the applicable Buyer Designee(s), provided, that, Buyer acknowledges that Artemis ND may revise the schedules to the French Successor Agreement to reflect updated information available prior to the Closing with the prior written consent of Buyer (not to be unreasonably withheld), and provided further, that, Artemis ND may not revise such schedules in a manner that would affect the scope of the Excluded Employees without the prior written consent of Buyer. In the event of any conflict and/or discrepancies between this Agreement and any provision of the French Successor Agreement, the provisions of this Agreement shall prevail.
2.6    Purchase Price; Delivery of Funds.
(a)    At least three (3) Business Days prior to the Closing Date, Parent shall prepare and deliver to Buyer a balance sheet of the Business and a statement (together with such balance sheet, the “Estimated Closing Statement”) setting forth Parent’s good faith estimates of the Closing Working Capital, Cash, Closing Indebtedness and Transaction Expenses. The estimates of the Closing Working Capital, Cash, Closing Indebtedness and Transaction Expenses, as set forth in the Estimated Closing Statement, are referred to herein as “Estimated Closing Working Capital,” “Estimated Cash,” “Estimated Closing Indebtedness” and “Estimated Transaction Expenses.” The Estimated Closing Statement shall (i) quantify in reasonable detail the estimates of the items constituting Estimated Closing Working Capital, Estimated Cash, Estimated Closing Indebtedness and Estimated Transaction Expenses in accordance with the terms of this Agreement and (ii) include wire instructions for the payment of any Transaction Expenses, together with copies of invoices for such amounts. The Estimated Closing Statement will be prepared in accordance with the Accounting Principles and the books and records of the Business. Exhibit A contains a sample calculation of Estimated Closing Working Capital, prepared for illustration purposes only, assuming a Closing Date of December 31, 2019. Prior to the Closing, Parent will

4

consult with Buyer with respect to the Estimated Closing Statement, and Parent will reasonably consider in good faith any of Buyer’s good faith objections thereto.
(b)    The aggregate consideration (the “Purchase Price”) to be paid by or on behalf of Buyer to Sellers for the sale of the Ascension Shares, the ISC Shares and the Purchased Assets and the assumption of the Assumed Liabilities shall be an amount equal to (i) the Base Purchase Price, plus (ii) the amount of the Estimated Closing Working Capital Adjustment, plus (iii) the amount of the Estimated Cash, minus (iv) the amount of the Estimated Closing Indebtedness, minus (v) the amount of the Estimated Transaction Expenses (collectively, the “Initial Purchase Price”), and shall be subject to further adjustment pursuant to Section 2.7 of this Agreement and payable as follows:
(i)    to Parent, the Initial Purchase Price, less the amount of the French Services Purchase Price payable pursuant to Section 2.6(b)(ii) and the amount of the French Artemis ND Purchase Price payable pursuant to Section 2.6(b)(iii), such payment to be made by wire transfer of immediately available funds to an account designated by Parent in writing to Buyer at least three (3) Business Days prior to the Closing;
(ii)    to Services, the French Services Purchase Price, such payment to be made by wire transfer of immediately available funds to an account designated by Parent in writing to Buyer at least three (3) Business Days prior to the Closing; and
(iii)    to Artemis ND, the French Artemis ND Purchase Price, such payment to be made by wire transfer of immediately available funds to an account designated by Parent in writing to Buyer at least three (3) Business Days prior to the Closing.
2.7    Post-Closing Adjustment.
(a)    Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Parent a statement of Working Capital Assets prepared in accordance with the Accounting Principles and a statement (together with such statement of Working Capital Assets, the “Closing Statement”) setting forth Buyer’s good faith calculations (“Buyer’s Proposed Calculations”) of the Closing Working Capital, the Closing Working Capital Adjustment, Cash, Closing Indebtedness, Transaction Expenses and the Purchase Price Adjustment based on such amounts. At the request of Buyer, Parent will, and will cause its Affiliates to, provide Buyer with reasonable access to the books, records and systems of Parent and its Affiliates reasonably necessary for the purposes of preparing the Closing Statement.
(b)    If Parent does not object to Buyer’s Proposed Calculations by written notice of objection (the “Notice of Objection”) delivered to Buyer within sixty (60) days after Parent’s receipt of Buyer’s Proposed Calculations, the calculation of the Closing Working Capital Adjustment, the Purchase Price Adjustment and the components thereof pursuant to Buyer’s Proposed Calculations shall be deemed final and binding.

5

(c)    If Parent delivers a Notice of Objection to Buyer within the sixty (60) day period referred to in Section 2.7(b), then any element of Buyer’s Proposed Calculations that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding, and any dispute (all such amounts, the “Disputed Amounts”) shall be resolved as set forth in this Section 2.7(c):
(i)    Parent and Buyer shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection. If a written agreement determining the Disputed Amounts has not been reached within thirty (30) days (or such longer period as may be agreed by Parent and Buyer) after the date of receipt by Buyer of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to Ernst & Young (the “Working Capital Expert”).
(ii)    Parent and Buyer shall use their commercially reasonable efforts to cause the Working Capital Expert to render a decision in accordance with this Section 2.7(c) along with a statement of reasons therefor within thirty (30) days of the submission of the Disputed Amounts, or a reasonable time thereafter, to the Working Capital Expert. The decision of the Working Capital Expert shall be final and binding upon each Party hereto and the decision of the Working Capital Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereof.
(iii)    The Purchase Price Adjustment shall be calculated based on (A) each element of Buyer’s Proposed Calculations that is not in dispute and (B) the final determination of the Working Capital Expert with respect to the Disputed Amounts, and the Purchase Price Adjustment, as so calculated, shall be deemed to be final and binding.
(iv)    If Parent and Buyer submit any Disputed Amounts to the Working Capital Expert for resolution, Parent and Buyer shall each pay their own costs and expenses incurred under this Section 2.7(c). Parent shall be responsible for that fraction of the fees and costs of the Working Capital Expert where (A) the numerator is the absolute value of the difference between Parent’s position with respect to the Purchase Price Adjustment and the Purchase Price Adjustment as calculated based on the Working Capital Expert’s final determination with respect to the Disputed Amounts and (B) the denominator is the absolute value of the difference between Parent’s position with respect to the Purchase Price Adjustment and Buyer’s position with respect to the Purchase Price Adjustment, and Buyer shall be responsible for the remainder of such fees and costs.
(v)    The Working Capital Expert shall act as an expert and not an arbitrator to determine, based on the provisions of this Section 2.7(c), only the Disputed Amounts, and the determination of each amount of the Disputed Amounts shall be made in accordance with the procedures set forth in Section 2.7(a). The Working Capital Expert shall choose between the position of Parent or the position of Buyer with respect to each component of the Purchase Price Adjustment that constitutes a Disputed Amount.

6

(d)    The term “Final Purchase Price Adjustment” means the final and binding Purchase Price Adjustment calculated pursuant to Section 2.7(b) or 2.7(c), as the case may be. The term “Final Purchase Price” means the Initial Purchase Price, (i) plus the absolute value of the Final Purchase Price Adjustment, if such amount is a positive number, or (ii) minus the absolute value of the Final Purchase Price Adjustment, if such amount is a negative number. The Final Purchase Price Adjustment shall be treated as an adjustment to the purchase price for federal, state, territory, local and foreign income Tax purposes, unless otherwise required by applicable Law.
(i)    If the Final Purchase Price is greater than the Initial Purchase Price, then Buyer shall pay to Parent for the account of Parent the difference between the Final Purchase Price and the Initial Purchase Price within three (3) Business Days of the determination of the Final Purchase Price, such amount to be paid by wire transfer of immediately available funds to an account designated by Parent in writing to Buyer promptly after the final determination of the Final Purchase Price.
(ii)    If the Final Purchase Price is less than the Initial Purchase Price, then Parent shall pay to Buyer for the account of Buyer the difference between the Initial Purchase Price and the Final Purchase Price within three (3) Business Days of the determination of the Final Purchase Price, such amount to be paid by wire transfer of immediately available funds to an account designated by Buyer in writing to Parent promptly after the determination of the Final Purchase Price.
2.8    Consents.
(a)    Prior to the Closing, Parent shall, and shall cause the other members of the Seller Group to, use commercially reasonable efforts to obtain all consents and approvals and to deliver all notices necessary to transfer or assign the Ascension Shares, the ISC Shares and all of the Purchased Assets at the Closing.
(b)    Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to Buyer or the applicable Buyer Designee(s) of any Purchased Asset is prohibited by any applicable Law or would require any third party or any Governmental Entity’s authorization, approval, consent, negative clearance or waiver and such authorization, approval, consent, negative clearance or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery, or an attempted sale, conveyance, transfer, assignment or delivery of such Purchased Asset. From and after the Closing until the date that is one (1) year following the Closing Date, the Parties shall have a continuing obligation to use their commercially reasonable efforts to cooperate with each other and to obtain promptly all such authorizations, approvals, consents, negative clearances or waivers. Parent shall, and shall cause its Affiliates to, (i) cooperate with Buyer in any lawful arrangement reasonably proposed by Buyer to provide that Buyer or the applicable Buyer Designee(s) shall receive the interest of the Retained Companies in the benefits under such Purchased Asset and (ii) enforce, at the reasonable request of and for the account of

7

Buyer or the applicable Buyer Designee(s), any rights of any Retained Company arising under such Purchased Asset against any third party. Upon obtaining the requisite authorization, approval, consent, negative clearance or waiver, Parent shall promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such Purchased Asset to Buyer or the applicable Buyer Designee(s).
(c)    With respect to each Assigned Contract, Sellers will, and will cause the other members of the Seller Group to, reasonably cooperate with Buyer and its Affiliates in communicating to the counterparty(ies) to such Assigned Contract (i) that such Contract will be at the Closing (or has been) assigned to Buyer or a Buyer Designee and (ii) if applicable, payment information of Buyer or the applicable Buyer Designee.
2.9    Purchase Price Allocation.
(a)    At any time prior to the Put Option Date, Buyer may prepare and deliver to Parent a commercially reasonable written information request, detailing information such as quantity, description, and location of assets, in connection with the preparation of Buyer’s Draft Allocation (defined below).  In furtherance of the prior sentence, after the Put Option Date, Parent will, and will cause its Affiliates to, provide Buyer with access to then-existing information contained in the books, records and systems of Parent and its Affiliates as reasonably necessary for the purposes of preparing Buyer’s Draft Allocation. Buyer may supplement, at any time prior to its delivery of Buyer’s Draft Allocation, its written information request described in the first sentence of this Section 2.9(a). Parent and its Affiliates shall provide such information reasonably promptly, and in any case no later than the later of (i) the Put Option Date, or (ii) five (5) Business Days following receipt of a request for supplemental information from Buyer.
(b)     Subject to compliance by Parent and its Affiliates with Section 2.9(a), no later than thirty-five (35) Business Days after the Put Option Date, Buyer shall deliver to Parent (i) an allocation of the Initial Purchase Price among the Ascension Shares, the ISC Shares and the Purchased Assets, and (ii) an allocation of that portion of the Initial Purchase Price (including other amounts treated as consideration for Tax purposes) allocated in clause (i) to the Purchased Assets, among such Purchased Assets in a manner consistent with Section 1060 of the Code ((i) and (ii), together, the “Buyer’s Draft Allocation”). Notwithstanding anything herein to the contrary, the Parties agree that the amount allocated to the ISC Shares will not be less than the amount paid by Parent under the ISC Purchase Agreement.
(c)    If Parent disagrees with the Buyer’s Draft Allocation, Parent may, within fifteen (15) Business Days after delivery of the Buyer’s Draft Allocation, deliver a notice (“Parent’s Allocation Notice”) to Buyer to such effect, specifying those items as to which Parent disagrees, the reasons for such disagreement, and Parent’s proposed allocation of the portion of the Initial Purchase Price. If Parent does not timely deliver a Parent’s Allocation Notice, Parent will be deemed to have agreed to the Buyer’s Draft Allocation. If Parent’s Allocation Notice is delivered to Buyer within such fifteen (15) Business Day period, Parent and Buyer will negotiate in good faith for a period not to exceed twenty (20) Business Days from the receipt of Parent’s Allocation Notice to reach agreement on the

8

disputed items or amounts in order to determine the allocation. If agreement is not reached within such twenty (20) Business Day period, the Purchase Price Allocation shall be submitted to Ernst & Young (the “Independent Accounting Firm”) for resolution; provided, however, in no event shall the amount allocated to the ISC Shares depart from the amount specified in the last sentence of Section 2.9(b). The determination of the Purchase Price Allocation by the Independent Accounting Firm shall be final and binding upon the Parties absent manifest error, and the fees imposed by the Independent Accounting Firm with regard to resolving such dispute shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Parent.
(d)    Once the Final Purchase Price is determined pursuant to Section 2.7(b) or (c), the Parties shall amend the allocation of the Initial Purchase Price, consistent with the allocations described in this Section 2.9, to reflect any post-Closing adjustments to the Initial Purchase Price pursuant to Section 2.7.
(e)    The Parties hereby undertake and agree to file timely any Tax Return that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code or any other applicable Law, and shall use the allocation determined pursuant to this Section 2.9 in connection with the preparation of IRS Form 8594 or any other applicable document as such form or document relates to the transactions contemplated by this Agreement. Neither Party shall file any Tax Return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this Section 2.9, except as may be adjusted by subsequent agreement following an audit by the IRS or any other Governmental Entity or by an Order; provided, that neither Party (nor their respective Affiliates) shall be obligated to litigate any challenge to such allocation of the Final Purchase Price by any Governmental Entity. The Parties hereto shall promptly inform one another of any challenge by any Governmental Entity to any allocation made pursuant to this Section 2.9 and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.
2.10    Withholding. Buyer or its paying agents shall be entitled to deduct and withhold from the amounts otherwise payable under this Agreement such amounts as may be required to be deducted and withheld under any applicable Law. To the extent that amounts are so deducted and withheld by Buyer or its paying agents, such deducted and withheld amounts (a) shall be remitted by Buyer or its paying agents (or its designated Person) to the applicable Governmental Entity and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If Buyer determines that any such deduction or withholding is so required, Buyer shall use reasonable best efforts to promptly (and no later than three (3) Business Days prior to the date on which such payment is made) notify each applicable Person of any intention to so deduct and withhold and provide such Person the opportunity to provide any statement, form, or other documentation that would reduce or eliminate any such requirement to deduct and withhold, and cooperate with such Person as reasonably requested with respect to the filing of any Tax Return or conduct of any claim relating to any available refund of such amount remitted. Each Seller shall reasonably cooperate with Buyer and shall provide such

9

information as reasonably necessary for Buyer to determine whether any amounts are so required to be deducted and withheld.
ARTICLE III

CLOSING
3.1    Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic transmission of signature pages and documents at 10:00 a.m. Eastern Time on a date to be specified by the Parties which shall be no later than three (3) Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VIII (other than those conditions that by their nature will be satisfied at the Closing, but subject to such satisfaction), unless another time, date and/or place is agreed to in writing by the Parties; provided, that if the Closing has not occurred on or prior to November 30, 2020, then the Closing will not occur prior to January 4, 2020, unless otherwise agreed to in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing shall be deemed to occur at 12:01 a.m. Eastern Time on the Closing Date.
3.2    Deliveries by Sellers at the Closing. At the Closing, Sellers shall deliver or cause to be delivered to Buyer the following:
(a)    a Bill of Sale, Assignment and Assumption Agreement substantially in the form of Exhibit B (the “Bill of Sale, Assignment and Assumption Agreement”), duly executed by each relevant member of the Seller Group;
(b)    the Transition Services Agreement substantially in the form of Exhibit C (the “Transition Services Agreement”), duly executed by each relevant member of the Seller Group;
(c)    the Trademark License Agreement substantially in the form of Exhibit D (the “Trademark License Agreement”), duly executed by each relevant member of the Seller Group;
(d)    the Patent Assignments and Trademark Assignments, substantially in the forms of Exhibit G-1 and G-2 (collectively, the “IP Assignments”), duly executed by each relevant Retained Company;
(e)    the Product Registration Agreement, substantially in the form of Exhibit H (the “Product Registration Agreement”), duly executed by each relevant Retained Company;
(f)    stock certificates (or similar evidence) representing the Ascension Shares and the ISC Shares, with blank transfer forms endorsed or stock powers executed in proper form for transfer, and with any required stock transfer stamps affixed thereto;

10

(g)    the Seller Closing Certificate;
(h)    a completed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations duly executed by Parent or such other Person, and an appropriate IRS Form W-9 or W-8 executed by each member of the Seller Group that is selling Purchased Assets to Buyer and its Affiliates pursuant hereto;
(i)    six (6) original copies of the French language version of the French Business Sale Agreement, duly executed by Services;
(j)    four (4) original copies of the French language version of the French Successor Agreement, duly executed by Artemis ND;
(k)    two (2) original copies of a document presenting the monthly turnover generated by the French Services Business between [January 1, 2020] and the month preceding Closing, duly executed by Services;
(l)    the Local Transfer Agreements other than the French Business Sale Agreement and the French Successor Agreement, duly executed by the applicable members of the Seller Group;
(m)    a resignation and release, substantially in the form of Exhibit I, duly executed by each director and officer of the Purchased Companies;
(n)    (A) duly executed Lien Releases and (B) Payoff Letters, if any (substantially final drafts of which will be delivered no later than two Business Days prior to the Closing Date);
(o)    all documents required by the ISC Purchase Agreement to be delivered by ISC or the seller thereunder at or prior to the closing of the transactions contemplated thereby, duly executed by the applicable parties to such documents; and
(p)    all other documents and certificates reasonably requested by Buyer to further evidence the transactions contemplated hereby.
3.3    Deliveries by Buyer at the Closing. At the Closing, Buyer shall deliver to Sellers the following:
(a)    the Initial Purchase Price, in accordance with Section 2.6(b);
(b)    the Bill of Sale, Assignment and Assumption Agreement duly executed by Buyer or the applicable Buyer Designee(s);
(c)    the Transition Services Agreement duly executed by Buyer;
(d)    the Trademark License Agreement duly executed by Buyer;

1

(e)    the IP Assignments duly executed by Buyer or the applicable Buyer Designee(s);
(f)    the Product Registration Agreement duly executed by Buyer or the applicable Buyer Designee(s);
(g)    the Buyer Closing Certificate;
(h)    six (6) original copies of the French language version of the French Business Sale Agreement, duly executed by Buyer or the applicable Buyer Designee(s);
(i)    four (4) original copies of the French language version of the French Successor Agreement, duly executed by Buyer or the applicable Buyer Designee(s);
(j)    two (2) original copies of a document presenting the monthly turnover generated by the French Services Business between January 1, 2020 and the month preceding Closing, duly executed by Buyer;
(k)    the Local Transfer Agreements other than the French Business Sale Agreement and the French Successor Agreement, each duly executed by Buyer or the applicable Buyer Designee(s); and
(l)    all other documents and certificates reasonably requested by Parent to further evidence the transactions contemplated hereby.
3.4     The European Employees. At the Closing, the applicable members of the Seller Group, Buyer or the applicable Buyer Designee(s) and the European Employees shall execute and deliver tripartite agreements substantially in the form of Exhibit F.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT
Parent hereby represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the Put Option Date and as of the Closing Date (as contemplated by Section 8.2(a)), except as set forth in the disclosure schedule dated and delivered as of the Put Option Date by Sellers to Buyer (the “Seller Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Seller Disclosure Schedule.
4.1    Organization and Good Standing. Each member of the Seller Group is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized under the laws of the jurisdiction of its incorporation or formation) under the Laws of the jurisdiction of its incorporation or formation, has all requisite power (corporate or otherwise) to own, lease and operate its properties related to the Business and to carry on the Business as now being

2

conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business related to the Business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
4.2    Authority and Enforceability.
(a)    Each Seller has the requisite legal power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary legal action on the part of each Seller. Each Seller has duly executed and delivered this Agreement. This Agreement constitutes the valid and binding obligation of each Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.
(b)    Each member of the Seller Group has the requisite legal power and authority to enter into each Ancillary Agreement to which it is, or is expected to be, a party and to consummate the transactions contemplated thereby. The execution and delivery by each member of the Seller Group of each Ancillary Agreement to which it is, or is expected to be, a party and the consummation of the transactions contemplated thereby have been or will be prior to Closing duly authorized by all necessary legal action on the part of each such member of the Seller Group. Prior to the Closing, each member of the Seller Group will have duly executed and delivered each Ancillary Agreement to which it is, or is expected to be, a party. The Ancillary Agreements will constitute the valid and binding obligation of each member of the Seller Group party thereto, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.
4.3    No Conflicts; Consents.
(a)    Except as set forth in Section 4.3(a) of the Seller Disclosure Schedule, the execution and delivery of this Agreement by each Seller do not, and the execution and delivery of each Ancillary Agreement to which each member of the Seller Group is, or is expected to be, a party, the performance by each Seller and each other member of the Seller Group of its obligations hereunder and thereunder and the consummation by each Seller and each other member of the Seller Group of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or lapse of time or both, (i) violate the provisions of any of the Charter Documents of any member of the Seller Group, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require the consent of any Person under, any Material Contract or Lease, (iii) assuming compliance with the matters set forth in Section 4.3(b), violate or conflict with any Law, Authorization

1

or Order, or (iv) result in the creation of any Lien upon the Ascension Shares, the ISC Shares or any asset owned or used by any member of the Seller Group in the Business.
(b)    No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to any member of the Seller Group in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for such Authorizations, consents, registrations, declarations, filings and notices as may be required under the HSR Act and the Other Antitrust Laws.
4.4    Financial Information.
(a)    Section 4.4(a) of the Seller Disclosure Schedule sets forth true and complete copies of the following financial information of the Business (the “Financial Information”):
(i)    a statement of gross profits of the Business for the twelve (12) months ended December 31, 2018;
(ii)    balance sheet information of the Business as of December 31, 2019, and a statement of gross profits of the Business for the twelve (12) months then ended; and
(iii)    balance sheet information of the Business as of June 30, 2020, and a statement of gross profits of the Business for the six (6) months then ended.
(b)    The Financial Information has been prepared in accordance with the Accounting Principles. The Financial Information is based on the books and records of the Seller Group and fairly presents the financial condition of the Business as of the respective dates it was prepared and the results of the operations of the Business for the periods indicated. The balance sheet information of the Business as of June 30, 2020 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”
4.5    No Undisclosed Liabilities. The Purchased Companies do not have, and the Assumed Liabilities do not include, any Liabilities that would be required to be reflected or reserved against on a consolidated balance sheet of the Business dated as of the Put Option Date prepared in accordance with GAAP except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet, (b) those which have been incurred in the ordinary course of the Business since the Interim Balance Sheet Date that would not, individually or in the aggregate, reasonably be expected to be material to the Business, (c) those incurred in connection with this Agreement or the transactions contemplated hereby, (d) those which are included in the Estimated Closing Statement, and (e) those set forth in Section 4.5 of the Seller Disclosure Schedule.
4.6    Taxes.

2

(a)    All material Tax Returns required to have been filed by, or with respect to, (i) each member of the Seller Group with respect to the Business or the Purchased Assets and (ii) the Purchased Companies have been duly and timely filed (and taking into account applicable extensions), and each such Tax Return is correct and complete in all material respects. All material Taxes due and owing by (i) any member of the Seller Group with respect to the Business and the Purchased Assets and (ii) the Purchased Companies have been timely paid, in each case, whether or not shown on any Tax Returns.
(b)    Except as set forth in Section 4.6(b) of the Seller Disclosure Schedule, there is no Tax audit pending against, or with respect to, (i) any member of the Seller Group with respect to the Business or the Purchased Assets or (ii) any Purchased Company. Neither any member of the Seller Group, with respect to the Business or the Purchased Assets, nor any Purchased Company is the beneficiary of any extension of time within which to file any Tax Return which has not since been filed. There are no Tax Liens imposed on the Business, the Purchased Assets, the ISC Shares, the Ascension Shares or any assets of any Purchased Company, in each case, other than Permitted Liens.
(c)    All material Taxes required to be withheld in connection with (i) the Business and the Purchased Assets and (ii) the Purchased Companies have been withheld and timely paid. There is no dispute or claim with any Governmental Entity concerning any material Liability for Taxes of any member of the Seller Group for which written notice has been provided or to Sellers’ Knowledge.
(d)    No member of the Seller Group has ever been a member of any affiliated group of corporations (as defined in Section 1504(a) of the Code or comparable Law) (other than a group of which Parent was the common parent) or filed or been included in a combined, consolidated, or unitary Tax Return (other than a combined, consolidated, or unitary Tax Return of which Parent was the common parent). No Purchased Company is a party to or bound by any Tax sharing, indemnification or allocation agreement.
(e)    No member of the Seller Group has consummated or is currently participating in any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations.
(f)    No Purchased Company has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code within the past five (5) year period.
(g)    Except as set forth in Section 4.6(g) of the Seller Disclosure Schedule, no member of the Seller Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case relating to the Business or the Purchased Assets, which period (after giving effect to such extension or waiver) has not yet expired. No member of the Seller Group has (i) granted to any Person any power of attorney that is currently in force with respect to any Tax matter, or (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code

3

or any similar provision of state, local or foreign Law, in each case, with respect to the Business or the Purchased Assets.
(h)    No Purchased Company nor any Person on behalf of a Purchased Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which period (after giving effect to such extension or waiver) has not yet expired. No Purchased Company nor any Person on behalf of a Purchased Company has (i) granted to any Person any power of attorney that is currently in force with respect to any Tax matter, or (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law.
(i)    There is no request for a private letter ruling or other formal or informal Tax guidance pending with a Governmental Entity with respect to a Purchased Company in respect of any Taxes in any jurisdiction, nor has any such private letter ruling or other such guidance ever been received with respect to any Purchased Company or a Subsidiary thereof.
(j)    No claim has been made in writing by any Governmental Entity in a jurisdiction where a Purchased Company has not filed a Tax Return that such Purchased Company is or may be subject to Tax by such jurisdiction.
(k)    No Purchased Company has participated in an international boycott as defined in Section 999 of the Code.
(l)    Except as set forth in Section 4.6(l) of the Seller Disclosure Schedule, no Purchased Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iii) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iv) any prepaid amounts received on or prior to the Closing Date, (v) any election under Section 108(i) of the Code, (vi) any election under Section 965(h) of the Code, (vii) any election under Proposed Treasury Regulations Section 1.59A-3(c)(6), or (viii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law).
(m)    No Purchased Company has ever owned, directly or indirectly, any interest in any entity that is a “passive foreign investment company” as defined under section 1297 of the Code.
(n)    No Purchased Company has (i) a permanent establishment (within the meaning of any applicable Tax treaty) outside of the United States, (ii) an office or fixed place of business in a country other than the United States, (iii) been subject to adjustment

4

under Section 482 of the Code (including any similar provision of state, local, or foreign Tax Law), (iv) entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8, or (v) transferred an intangible the transfer of which is subject to the rules of Section 367(d) of the Code.
(o)    The Purchased companies are in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Governmental Entity to which they may be subject or which they may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.
(p)    Ascension does not own any interest in any entity treated as a partnership (or any other separate entity other than Ascension Orthopedics Limited) as determined under applicable Law. The shares of Ascension Orthopedics Limited will be distributed to Parent or a Subsidiary of Parent prior to the Closing.
(q)    The Purchased Assets do not include any “United States real property interest” as defined in Code section 897(c)(1). No Purchased Company is a United States Real Property Holding Corporation, as defined in Code section 897(c)(2).
4.7    Compliance with Law. Each member of the Seller Group has during the last three (3) years conducted, and is conducting, the Business in material compliance with all applicable Laws. No member of the Seller Group has received written notice regarding any actual or alleged violation of, conflict with, or failure to conduct the Business in compliance with, any applicable Law.
4.8    Regulatory Matters.
(a)    Each Product or Product candidate is being, or has been during the last five (5) years, developed, manufactured, tested, distributed or marketed in compliance in all material respects with all applicable requirements under the Federal Food, Drug, and Cosmetic Act (the “FDCA”) and the regulations of the Food and Drug Administration (the “FDA”) promulgated thereunder, and similar applicable Law, including, as applicable, those relating to investigational use, premarket clearance, registration and listing, good manufacturing practices, quality systems regulations, ISO requirements, good clinical practices, good laboratory practices, labeling, unique device identification, advertising, record keeping and filing of required reports.
(b)    Each member of the Seller Group, each director, officer and employee of any member of the Seller Group and, to Sellers’ Knowledge, any agent acting on behalf of any member of the Seller Group is, and has been during the last five (5) years, in material compliance with all applicable medical device and health care Laws with respect to the Business (collectively, “Health Care Laws”), including, to the extent applicable: (i) Laws related to the testing, clinical investigation, manufacturing, processing, labeling, distribution, marketing and sale of the Products, (ii) the requirements of the Product Registrations, (iii) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395 et seq. (the

5

Medicare statute); (iv) any joint federal or state health care or health insurance program, including, Title XIX of the Social Security Act, 42 U.S.C. §§ 1396 et seq. (the Medicaid statute); (v) TRICARE, 10 U.S.C. § 1071 et seq.; (vi) the Ethics in Patient Referrals Act, as amended, 42 U.S.C. § 1395nn, the Federal Health Care Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Federal False Claims Act (31 U.S.C. §§ 3729-3733), the Federal Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Federal Anti-Kickback Act of 1986 (41 U.S.C. §§ 8701-8707), the Federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b), the Exclusion Laws (42 U.S.C. § 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and any similar state laws and regulations; (vii) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009 (as amended and codified at 45 CFR Parts 160, 162 and 164), and their implementing regulations and similar applicable federal and state Laws; (viii) the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010; (ix) the FDCA; and (x) the Federal Trade Commission Act, 15 U.S.C. § 41 et seq. and the rules, regulations and directives promulgated thereunder. Except for the matters listed in Section 4.8(b) of the Seller Disclosure Schedule, neither any member of the Seller Group, nor any representative acting on behalf of any member of the Seller Group with respect to the Business has since January 1, 2016, been subject to any enforcement notice, communication, or correspondence from any Governmental Entity related to any Health Care Laws with respect to the Business.
(c)    There is no, and during the last five (5) years there has not been any, Action pending or, to Sellers’ Knowledge, threatened against any member of the Seller Group (with respect to the Business), any officer, director or employee or agent of any member of the Seller Group (with respect to the Business) or, to Sellers’ Knowledge, any contract manufacturer or contract supplier of the Business alleging a material violation of (i) any Law pertaining to Medicare, TRICARE or any State Medicaid program (collectively, “Health Care Programs”) or (ii) applicable Health Care Laws. No member of the Seller Group, no officer, director or employee of any member of the Seller Group and, to Sellers’ Knowledge, no agent of any member of the Seller Group has engaged in any activity with respect to the Business which is reasonably likely to be cause for civil or criminal penalties or damages under any Health Care Law. No member of the Seller Group has entered into or assumed, by Contract or operation of law or otherwise, any material obligation, Liability, order, settlement, judgment, injunction or decree relating to or arising under any Health Care Law.
(d)    No member of the Seller Group and no officer, director, employee, agent or independent contractor of any member of the Seller Group (i) is currently, or during the last five (5) years has been, excluded, debarred, or otherwise ineligible to participate in the Health Care Programs, (ii) has been convicted of a criminal offense or, to Sellers’ Knowledge, has engaged in any act or conduct that would be grounds for mandatory or permissive exclusion but has not yet been excluded, debarred, or otherwise declared ineligible to participate in any Health Care Programs, or (iii) to Sellers’ Knowledge, is under

6

investigation or otherwise aware of any circumstances which may result in being excluded from participation in the Health Care Programs.
(e)    Except as set forth in Section 4.8(e) of the Seller Disclosure Schedule, since January 1, 2016, none of the Products has been subject to a recall (whether voluntary or involuntary), removal or other field correction requiring a report under 21 C.F.R. Part 806 (collectively, a “Recall”), nor is any Product Recall currently under consideration by any member of the Seller Group or, to the Knowledge of Sellers, any Governmental Entity.
(f)    No member of the Seller Group (with respect to the Business) is, as a result of any requirement of Health Care Laws, subject to any material restriction that would restrict such member from the sale or distribution of Products in the manner in which it is selling or distributing Products as of the Put Option Date and as of the Closing Date.
4.9    Business Authorizations.
(a)    Each member of the Seller Group owns, holds or lawfully uses (either directly or through its distributors), all Authorizations which are necessary for it to conduct the Business as currently conducted (collectively, the “Business Authorizations”), including all Authorizations required for the manufacturing, packaging, marketing, promotion, testing, clinical investigation, distribution, or sale of the Products (collectively, the “Product Registrations”). Section 4.9(a) of the Seller Disclosure Schedule sets forth all material Product Registrations held by members of the Seller Group (organized by Product and country).
(b)    Each member of the Seller Group is in compliance in all material respects with the terms of the Business Authorizations. No member of the Seller Group has received written notice regarding any actual or alleged violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation or suspension of, any Business Authorization. All Business Authorizations are, and have been, in full force and effect. Except as set forth on Section 4.9(b) of the Seller Disclosure Schedule, the Business Authorizations of the Retained Companies are freely transferrable and will constitute Purchased Assets hereunder.
4.10    Acquired Company Capital Stock; Acquired Company Operations. The authorized and outstanding capital stock of the Purchased Companies and the holders thereof (both as of the Put Option Date and as of immediately prior to the Closing, assuming the consummation of the transactions contemplated by the ISC Purchase Agreement) are set forth in Section 4.10 of the Seller Disclosure Schedule. Parent or the Subsidiary thereof set forth on Section 4.10 of the Seller Disclosure Schedule (i) legally and beneficially owns all outstanding shares of Ascension, (ii) as of the Put Option Date, legally and beneficially owns one (1) share of capital stock of ISC, and (iii) as of the Closing, will legally and beneficially own all outstanding shares of capital stock of ISC. Parent or its applicable Subsidiary has good and marketable title to the Ascension Shares, and as of the Closing, will have good and marketable title to the ISC Shares, in each case free and clear of Liens, other than restrictions imposed by state and federal securities laws and Liens in favor of the Seller

7

Group’s lenders, which such Liens in favor of the Seller Group’s lenders shall be released in connection with Closing. The Ascension Shares and the ISC Shares have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any Law or any preemptive or subscription rights. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any Purchased Company. Except as set forth in Section 4.10 of the Seller Disclosure Schedule, there are no options, warrants, purchase rights, subscription rights, conversion rights, rights of first refusal, preferential purchase rights, exchange rights or other Contracts that, directly or indirectly, could require a Purchased Company to issue, sell or otherwise cause to become outstanding shares of its capital stock. Except for the Stockholders’ Agreement, dated January 4, 2019, by and among Integra Lifesciences Corporation, ISC, Consortium of Focused Orthopedists, LLC and the other parties thereto, there are no Contracts with respect to the voting of shares of capital stock of any Purchased Company. ISC does not, and as of the Closing, Ascension will not, own any equity interest in any other Person. No Purchased Company has ever engaged in any business other than the Business.
4.11    Title to Assets; Sufficiency of Assets.
(a)    The Purchased Companies have good and valid title to, or a valid leasehold interest in, their assets, free and clear of all Liens, except for Permitted Liens and Liens in favor of the Seller Group’s lenders, which such Liens shall be released in connection with Closing. The Retained Companies have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Liens, except for Permitted Liens and Liens in favor of the Seller Group’s lenders, which such Liens shall be released in connection with Closing.
(b)    The Purchased Assets, together with the assets of the Purchased Companies, are sufficient, and constitute all of the assets necessary, to operate the Business immediately following the Closing, in all material respects, in the same manner as it has been conducted immediately prior to the Closing, except (i) as set forth in Section 4.11(b) of the Seller Disclosure Schedule, (ii) for the services and rights to be provided or granted to Buyer and its Affiliates pursuant to the Transition Services Agreement and this Agreement, (iii) for the trademarks covered by the Trademark License Agreement and (iv) for the Business Authorizations and Product Registrations covered by the Product Registration Agreement.
4.12    Real Property.
(a)    The Purchased Companies do not own, and have never owned, any real property. There are no interests in real property owned in fee by any member of the Seller Group related to the Business. No Purchased Company is required under any Contract to acquire any interest in real property or legally bound by any unexpired option to purchase, right of first refusal, right of first offer or any other right to acquire real property, and there is no Assigned Contract that provides for any of the foregoing.

8

(b)    Section 4.12(b) of the Seller Disclosure Schedule contains a list of all real property and interests in real property leased by any member of the Seller Group related to the Business (the “Leased Real Property”).
(c)    With respect to Leased Real Property, Parent has delivered to Buyer a true and complete copy of every lease and sublease pursuant to which any member of the Seller Group is a party or by which it is bound (each, a “Lease”).
(d)    No Person other than a member of the Seller Group is in possession of any of the Leased Real Property, and except as set forth in Section 4.12(d) of the Seller Disclosure Schedule, there are no leases, subleases, licenses, concessions or other agreements granting to any Person other than the Seller Group the right of use or occupancy of the Leased Real Property.
(e)    Each Lease is in full force and effect and is valid and enforceable by the applicable member of the Seller Group, and is free and clear of all Liens, other than Permitted Liens. No member of the Seller Group has received written notice that it is in breach or default under a Lease. No event has occurred that, with or without notice or lapse of time or both, would constitute a material breach or default by a member of the Seller Group or to Sellers’ Knowledge, any other party thereto, or permit the termination, modification or acceleration of rent under a Lease by any other party thereto.
4.13    Intellectual Property.
(a)    Section 4.13(a) of the Seller Disclosure Schedule sets forth a true and correct list (by name or title, owner, jurisdiction and, where applicable, application number and filing date or registration number and registration date) of (i) all Seller Owned Intellectual Property for which applications or registrations have been filed or issued and (ii) all other Seller Owned Intellectual Property that is otherwise material to the operation of the Business. Except as described in Section 4.13(a) of the Seller Disclosure Schedule, a member of the Seller Group owns the entire right, title and interest to the Seller Owned Intellectual Property free and clear of all Liens other than Permitted Liens and Liens in favor of the Seller Group’s lenders, which such Liens shall be released in connection with Closing. The Seller Owned Intellectual Property described in clause (i) above is subsisting, has not been adjudged invalid or unenforceable, and, there is no Action pending or, to Sellers’ Knowledge, threatened that seeks to challenge the validity or enforceability of any Seller Owned Intellectual Property. The Intellectual Property licensed to members of the Seller Group for use in connection with the operation of the Business is licensed pursuant to valid and enforceable Contracts, and the members of the Seller Group are not in breach or default in any material respect under any such Contracts.
(b)    Section 4.13(b) of the Seller Disclosure Schedule sets forth a true and correct list of all material licenses, sublicenses and other agreements (“In-Bound Licenses”) pursuant to which a third party authorizes any member of the Seller Group (with respect to the Business) to use, practice any rights under, or grant sublicenses with respect to, any

9

Intellectual Property owned by a third party, other than In-Bound Licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses.
(c)    Section 4.13(c) of the Seller Disclosure Schedule sets forth a true and correct list of all material licenses, sublicenses and other agreements (“Out-Bound Licenses”) pursuant to which any member of the Seller Group authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Seller Owned Intellectual Property or pursuant to which any member of the Seller Group (with respect to the Business) grants rights to use or practice any rights under any Intellectual Property owned by a third party other than Out-Bound Licenses that consist solely of non-exclusive licenses granted in the ordinary course of the Business.
(d)    None of the Products or services of the Business, including the Products of ISC that are or were the subject of the License and Development Agreement as designed as of the Design Freeze (as defined in the License and Development Agreement) (the “ISC Products”), infringes or misappropriates on or before the Closing, or, with respect to the ISC Products, would have infringed or misappropriated on or before the Closing, if sold by or on behalf of the Business as of the Closing, the Intellectual Property rights of any third party. For clarity, the foregoing representation and warranty applies to all features and characteristics of the Products as of the Closing (or, in the case of the ISC Products, features and characteristics as of the Design Freeze), and any change to a Product or an ISC Product made by Buyer or an Affiliate thereof to a feature or characteristic of a Product or an ISC Product will not affect Buyer’s rights to indemnification under this Agreement arising from a breach of the foregoing representation and warranty so long as the alleged infringement or misappropriation giving rise to such breach is based upon a feature or characteristic of such Product, as it exists as of the Closing, or a feature or characteristic of such ISC Product, as it exists as of the Design Freeze, and does not arise out of such change to a Product or ISC Product. No Action is pending relating to any Intellectual Property currently used by any member of the Seller Group related to the Business. Except as set forth in Section 4.13(d) of the Seller Disclosure Schedule, to Sellers’ Knowledge, no Person is infringing, misappropriating or otherwise violating, in any material respect, any Seller Owned Intellectual Property.
(e)    The members of the Seller Group have (i) taken commercially reasonable measures to maintain the confidentiality of all material trade secrets and other proprietary or confidential information used in the Business and (ii) required all employees, consultants, advisors and other Persons who have assisted in the development of Seller Owned Intellectual Property, to execute confidentiality and invention assignment agreements which provide that all right, title and interest in and to any Intellectual Property created by such Person are assigned to a member of the Seller Group.
4.14    Absence of Certain Changes or Events. Except as set forth on Section 4.14 of the Seller Disclosure Schedule, since January 1, 2019:
(a)    there has not been any event or circumstance that has had a Material Adverse Effect; and

10

(b)    no member of the Seller Group has taken any action with respect to the Business, which, if taken after the Put Option Date and prior to the Closing, would require the consent of Buyer pursuant to Section 6.1 or Section 6.2.
4.15    Contracts.
(a)    Section 4.15(a) of the Seller Disclosure Schedule sets forth a true and correct list of the following Assigned Contracts and Contracts to which a Purchased Company is a party:
(i)    any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that involves annual payments by the members of the Seller Group of $250,000 or more;
(ii)    any Contract or series of related Contracts for the sale by the members of the Seller Group to any Person of materials, supplies, goods, services, equipment or other assets, in an annual sales amount of $500,000 or more;
(iii)    any distribution, dealer, representative or sales agency Contract for which a member of the Seller Group paid the applicable dealer, representative or agent more than $300,000 in the twelve months prior to the Put Option Date;
(iv)    any Contract that requires any member of the Seller Group to purchase its total requirements of any product or service from a third party or that contains “take or pay” or “most favored nation” provisions;
(v)    any note, debenture, bond, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of the Business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;
(vi)    any collective bargaining Contract or other Contract with any labor organization, union or association;
(vii)    any employment, consulting, termination or severance Contract with respect to a Business Employee, other than those Contracts with individuals where such individuals are expected to receive less than $150,000 per annum;
(viii)    any Contract with a Governmental Entity (excluding any hospitals affiliated with state-funded universities located in the United States), other than those Contracts that are terminable upon sixty (60) days’ notice or less without liability to the applicable member of the Seller Group;
(ix)    any Contract containing a covenant that restricts the Business from competing with any Person in any product line or line of business or in any geographic area;

11

(x)    any Contract granting exclusivity rights to any vendor of products or services, including any distributor, other than those Contracts that are terminable upon sixty (60) days’ notice or less without liability to the applicable member of the Seller Group;
(xi)    any Contract that provides for indemnification by a member of the Seller Group, except for any such Contract entered into in the ordinary course of business;
(xii)    any Contract for capital expenditures involving an amount greater than $200,000, other than capital expenditures reflected in the Capital Expenditures Budget;
(xiii)    any joint venture, partnership, profit sharing or similar agreement; and
(xiv)    any Contract with any Person performing any professional medical services, laboratory or research services, nursing services, behavioral health services or other clinical services, including any research investigator, physician, pharmacist, registered nurse, licensed practical nurse, advanced practice nurse, nurse practitioner, certified registered nurse practitioner, physician assistant, healthcare provider, therapist, mental health coach or other similar practitioner, in each case to the extent classified as a health care professional under applicable Law.
(b)    Each Contract listed or required to be listed in Section 4.13(b), Section 4.13(c) or Section 4.15(a) of the Seller Disclosure Schedule (other than those Contracts listed in (i) Section 4.15(a)(viii) of the Seller Disclosure Schedule, (ii) Section 4.15(a)(x) of the Seller Disclosure Schedule that are with distributors whose annual sales are less than $100,000 per annum, and (iii) Section 4.15(a)(xiv) of the Seller Disclosure Schedule) (collectively, the “Material Contracts”) is valid and enforceable in accordance with its terms. Parent has made available to Buyer a true, correct and complete copy of each Material Contract and each Contract listed in Section 4.15(a)(x) of the Seller Disclosure Schedule and Section 4.15(a)(xiv) of the Seller Disclosure Schedule (or the form of Contract for similar sets of Contracts), provided, that in some instances certain competitively sensitive terms of such Contracts were redacted. Where Parent has made available to Buyer a form of Contract, any Material Contract not made available and based on such form does not materially differ from such form. The member of the Seller Group party to such Material Contract is in compliance in all material respects with, and to Sellers’ Knowledge all other parties thereto are in compliance in all material respects with, the provisions of such Material Contracts. No party has given written notice of its intention to terminate any Material Contract, or, in any material adverse respect, has amended, cancelled or terminated any Material Contract or waived or relinquished any material right thereunder (other than the expiration of a Material Contract in accordance with its terms).
4.16    Litigation. Except as set forth on Section 4.16 of the Seller Disclosure Schedule, there is no pending, or to Sellers’ Knowledge, threatened Action against any

12

member of the Seller Group (a) related to or affecting the Business, or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements. During the last three (3) years, no material adverse Action has been pending against any member of the Seller Group relating to or affecting the Business.
4.17    Employee Benefits.
(a)    Each Benefit Plan and any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) subject to Title IV of ERISA, to which any Purchased Company or an ERISA Affiliate of any Purchased Company is, or within the past six (6) years was, required to make contributions is listed on Section 4.17(a) of the Seller Disclosure Schedule.
(b)    Sellers have delivered or made available to Buyer true and complete copies of (i) each Benefit Plan document, together with all amendments thereto, or a written summary of any unwritten Benefit Plan, (ii) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required, (iii) the most recent favorable determination or opinion letter from the IRS with respect to any Benefit Plan intended to qualify under Section 401(a) of the Code, (iv) the annual reports on Form 5500 for the last three (3) plan years to the extent required under applicable Laws, and (v) any material correspondence with any Governmental Entity or regulatory body within three (3) years of the Put Option Date.
(c)    Except as set forth on such Section 4.17(c) of the Disclosure Schedule, or to the extent that any breach of the representations and warranties set forth in this Section 4.17(c) would not be reasonably expected to result in liability to any Purchased Company or the Buyer:
(i)    each Benefit Plan is in material compliance with applicable Law and has been administered and operated in all material respects in accordance with its terms;
(ii)    no Purchased Company nor any of their Subsidiaries, nor, to the Knowledge of Sellers, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Benefit Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a Tax pursuant to Section 4975 of the Code;
(iii)     no Liability or Action has been made, commenced or, to Sellers’ Knowledge, threatened with respect to any Benefit Plan (other than routine claims for benefits payable in the ordinary course of business, and appeals of denied such claims); and
(iv)     the members of the Seller Group have complied in all material respects with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and

13

Section 4980B of the Code (“COBRA”) with respect to the Business, and no member of the Seller Group is subject to material Liability as a result of any failure to administer or operate any Benefit Plan that is a “group health plan” (as defined in COBRA) in compliance with COBRA.
(d)    The Purchased Companies offer minimum essential health coverage, satisfying the affordability and minimum value requirements, to their full time employees (as defined under Section 4980H of the Code) sufficient to prevent Liability for assessable payments under Section 4980H of the Code.
(e)    Except as set forth on such Section 4.17(e) of the Seller Disclosure Schedule, each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code), to the extent it covers Business Employees, has been operated and administered in compliance with Section 409A of the Code, and no member of the Seller Group has any material obligation to provide any “gross up” payment for any income or other Taxes to any Business Employee, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will entitle any Business Employee who is the recipient of any payment or benefit to receive any such “gross up” payment.
(f)    Each Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service (“IRS”) (or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter with the IRS, and is awaiting receipt of a response) or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the Knowledge of Sellers, no event has occurred and no condition exists that is reasonably expected to result in the revocation of any such determination letter or opinion letter, or the imposition of any material Liability or Tax under any applicable Law.
(g)    No amounts payable by a Purchased Company under the Benefit Plans in connection with the transactions contemplated by this Agreement will fail to be deductible by a Purchased Company for U.S. federal income tax purposes by virtue of Section 280G of the Code.
(h)    No Purchased Company nor any ERISA Affiliate of a Purchased Company has incurred any unsatisfied Liability under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that would reasonably be expected to result in the imposition of any Liability on a Purchased Company and/or the Buyer. No Purchased Asset is or is currently expected to be subject to any Lien arising under Section 430(k) of the Code or Section 303(k) of ERISA. No Benefit Plan that is sponsored, maintained, or required to be contributed to by a Purchased Company, or for which a Purchased Company otherwise has any Liability, is a (i) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), (ii) “multiple employer plan” (as defined in 29 C.F.R. § 4001.2) or a plan subject to Section 413(c) of the Code, (iii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state law), (iv) “voluntary employees’ beneficiary

14

association” (as defined in Section 501(c)(9) of the Code) or (v) other funded arrangement for the provision of welfare benefits.
(i)    No member of the Seller Group has any Liability or obligation to provide post-employment medical, life insurance or other welfare benefits to any (current or former) Business Employee, or any dependent or beneficiary thereof, except (i) to the extent required under applicable benefits continuation Laws and for which the individual pays the full cost of coverage, (ii) for coverage through the end of the calendar month in which a termination of employment occurs or (iii) pursuant to an applicable agreement, plan or policy that requires any member of the Seller Group to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination.
(j)    Except as set forth on Section 4.17(j) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event, other than events initiated by Buyer or its Affiliates): (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee, officer, director or individual service provider of the Business or under any Benefit Plan; (ii) increase any benefits otherwise payable to any current or former employee, officer, director or individual service provider of the Business under any Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the triggering or imposition of any restrictions or limitations on the rights of any Purchased Company or Buyer to amend or terminate any Benefit Plan.
(k)    Except as would not be reasonably expected to result in material Liability to any Purchased Company or Buyer, the members of the Seller Group having an obligation with respect to any Business Employee have made all contributions required to be made to or with respect to each Benefit Plan as of the Put Option Date within the time periods, if any, prescribed by ERISA, the Code or any other applicable Laws, and all contributions for any period ending on or before the Put Option Date that are not yet due have either been made to each such plan, accrued, or not accrued in accordance with the past custom and practice of the members of the Seller Group and any applicable accounting requirements.
4.18    Labor and Employment Matters.
(a)    Parent has provided to Buyer a schedule (the “Business Employees Schedule”) setting forth a list of (i) all Business Employees as of the Put Option Date, including for each such Business Employee: name, title and position, employing entity, Fair Labor Standard Act Designation (for Business Employees located in the United States), work location, current base compensation and current bonus opportunity (including any variable, incentive, or equity compensation eligibility), provided that the information in such schedule with respect to Business Employees outside the United States may be anonymized to the extent required to comply with local data protection rules, and (ii) all Excluded Employees.

15

(b)    Except as set forth on Section 4.18(b) of the Seller Disclosure Schedule, no member of the Seller Group is a party or subject to any labor union or collective bargaining agreement in connection with the Business. There have not been for the last three (3) years, and there are not pending or, to Sellers’ Knowledge, threatened, any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any Actions or arbitrations that involve Business Employees.
(c)    No member of the Seller Group has since January 1, 2019 effectuated a “plant closing” (as defined in the WARN Act) or a “mass lay-off” (as defined in the WARN Act) or been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation similar to the WARN Act, in each case related to the Business and without complying in all material respects with the WARN Act or any applicable Laws.
(d)    Except as would not be reasonably expected to result in material Liability to any Purchased Company or Buyer, (i) each Person who has provided services to the Business as an independent contractor, leased employee or consultant has been properly classified, and (ii) no such Person has a valid claim against any member of the Seller Group for eligibility to participate in or benefits under any Benefit Plans if such individual is later reclassified as an employee.
(e)    Each member of the Seller Group is and has been within the past three (3) years, in material compliance with all Laws governing the employment of the Business Employees and the engagement of other service providers with respect to the Business, reporting to the IRS and all other Governmental Entities, including all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, social security discrimination, civil rights, occupational health and safety, immigration, workers’ compensation, and reporting of compensation and benefits, in each case with respect to the Business Employees and other service providers with respect to the Business.
(f)    The Seller Group has delivered to Buyer accurate and complete copies of all current employee manuals and handbooks, material policy statements and other material documents relating to the employment of the Business Employees.
(g)    Except as set forth on Section 4.18(g) of the Seller Disclosure Schedule, the Business Employees, together with the employees of the Seller Group providing services pursuant to the Transition Services Agreement, are all of the employees necessary for the continued conduct of the Business after the Closing in substantially the same manner as it is currently conducted. For the avoidance of doubt, the foregoing is not a guaranty by Parent of the performance or quality of any Business Employee.
(h)    Other than the information-consultation process with the relevant employee representative bodies of Services, which is complete as of the date hereof, no member of the Seller Group is required to initiate, conduct, or complete any information, consultation or similar process with any employee representative body prior to the Closing.

16

(i)    No employment Contract with a Business Employee will entitle such Business Employee to any increase in his or her remuneration, benefits, bonuses or terms of employment as a result of, or in connection with any transaction contemplated by the Agreement.
(j)    No claims or allegations of sexual harassment have been made to a member of the Seller Group against (i) any officer or director of any member of the Seller Group with respect to any Purchased Company or any Business Employee or (ii) any Business Employee who supervises other Business Employees. No member of the Seller Group has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by a Business Employee or any director, officer or other Representative of any member of the Seller Group or any contractor of the Business.
4.19     Environmental.
(a)    The Business, including the Purchased Assets and the Leased Real Property, is currently operated, and has been operated for the least three (3) years, in material compliance with all applicable Environmental Laws and all Authorizations required by such Environmental Laws (“Environmental Permits”).
(b)    No member of the Seller Group has received in connection with the conduct of the Business any unresolved written notice from any Governmental Entity (i) with respect to any alleged material violation by any member of the Seller Group of any Environmental Law, (ii) with respect to any failure of any member of the Seller Group to have any Environmental Permit related to the Business, or (iii) with respect to any disposal of any Hazardous Substance.
(c)    In connection with the operation of the Business, no member of the Seller Group nor, to the Knowledge of Sellers, any third party has Released any Hazardous Substance at any of the Leased Real Property or at any real property formerly owned, leased or operated by a member of the Seller Group and used in the operation of the Business.
(d)    No member of the Seller Group is subject to any Order under any Environmental Law with respect to the Business.
4.20    Brokers or Finders. Parent represents, as to itself and each member of the Seller Group, that, except as set forth in Section 4.20 of the Seller Disclosure Schedule, no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements.
4.21    Privacy and Data Security. The Retained Companies (with respect to the Business) and the Purchased Companies are, and have been for the last three (3) years, in compliance in all material respects with their respective policies and contractual obligations with respect to, and with all applicable Laws governing, the collection, use, storage, sharing or transfer of Personal Information. The Retained Companies (with respect to the Business)

17

and the Purchased Companies have reasonable safeguards in place designed to protect Personal Information and other confidential data in their possession or under their control against, loss, theft, or unauthorized disclosure. There have been no material breaches involving Personal Information in the possession or control of the Business for the last three (3) years.
4.22    Product Defects; Warnings    . There are no, and there have not been any, Actions pending, or, to the Knowledge of Sellers, threatened against or affecting any member of the Seller Group, alleging that any Products sold in the operation of the Business are defective, do not contain adequate instructions or warnings, or fail to meet any applicable product warranties, except, in each case, as would not reasonably be expected to be material to the Business.
4.23    Anticorruption Matters    .
(a)    Except as would not reasonably be expected to be materially adverse to the Business, no member of the Seller Group, no officer, director or employee thereof and, to the Knowledge of Sellers, no distributor, agent or other third party acting on behalf of any member of the Seller Group has, in any way relating to the operation of the Business during the last five (5) years, taken any action in violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.
(b)    The Seller Group has a commercially reasonable compliance program adequate to ensure material compliance with applicable anticorruption Laws.
4.24    Affiliate Arrangements; Seller Guaranties.
(a)    Section 4.24(a) of the Seller Disclosure Schedule sets forth a true and correct list of (i) all Contracts or transactions between Parent or any of its Affiliates (other than a Purchased Company), on the one hand, and a Purchased Company, on the other hand, and (ii) all Contracts or transactions (other than employment, contractor or consulting Contracts) between any director or officer of Parent or any of its Affiliates (other than a Purchased Company), on the one hand, and a Purchased Company, on the other hand, in each case of clause (i) and (ii) which is currently in effect (each, an “Affiliate Arrangement”). No director or officer of Parent or any of its Affiliates owns, directly or indirectly, any material property, asset or right used by the Business, or any material interest in any Person that is a lessor, lessee, customer or supplier of the Business.
(b)    Section 4.24(b) of the Seller Disclosure Schedule sets forth a true and correct list of the Seller Guaranties.
4.25    Inventory and Instruments. Except as set forth in the Accounting Principles, the Inventory and Instruments (a) are not obsolete and are saleable or usable in the ordinary course of business for the purposes for which intended, (b) are not in excess of the quantity usable or salable by the Business in the ordinary course of business for the purposes for

18

which intended, and (c) are recorded at net realizable value and are net of all appropriate excess and obsolescence reserves as set forth in the Accounting Principles.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Sellers the following as of the date hereof and as of the Closing Date:
5.1    Organization and Good Standing. Buyer is a private company limited by shares duly organized, validly existing and in good standing under the Laws of England and Wales and has the requisite corporate or similar power to own, lease and operate its properties and to carry on its business as now being conducted.
5.2    Authority and Enforceability. Buyer has the requisite corporate or similar power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or similar action on the part of Buyer. This Agreement has been, and the Ancillary Agreements to which Buyer is a party will be, duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the applicable Seller, constitutes the valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.
5.3    No Conflicts; Consents.
(a)    The execution and delivery of this Agreement by Buyer do not, and the execution and delivery of the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby will not, (i) violate the provisions of any of the Charter Documents of Buyer, (ii) violate any Contract to which Buyer is a party, (iii) assuming compliance with the matters set forth in Section 5.3(b), to the Knowledge of Buyer, violate any Law of any Governmental Entity applicable to Buyer on the date hereof, or (iv) to the Knowledge of Buyer, result in the creation of any Liens upon any of the assets owned or used by Buyer, except in each such case where such violation or Lien would not reasonably be expected materially to impair or delay the ability of Buyer to perform its obligations under this Agreement or the Ancillary Agreements.
(b)    No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the

19

consummation of the transactions contemplated hereby and thereby, except for such Authorizations, Orders, registrations, declarations, filings and notices (i) as may be required under the HSR Act and the Other Antitrust Laws, or (ii) the failure to obtain which would not reasonably be expected to materially impair the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements to which Buyer is a party.
5.4    Available Funds. Buyer will have on the Closing Date unrestricted cash on hand and, if necessary, unrestricted cash available to it under credit facilities in place on the date hereof sufficient to pay all amounts to be paid or repaid by Buyer under this Agreement (whether payable on or after the Closing) and all of Buyer’s and its Affiliates’ fees and expenses associated with the transactions contemplated in this Agreement.
5.5    Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened against, Buyer which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement, or (b) would reasonably be expected to have a material adverse effect on Buyer. Buyer is not subject to any Order which seeks to or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair Buyer’s ability to consummate the transactions contemplated by this Agreement.
5.6    Brokers or Finders. Buyer represents, as to itself and its Affiliates, that, other than Morgan Stanley, no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements.
5.7    Investigation by Buyer. Buyer has conducted its own independent investigation, verification, review and analysis of the Business and of the Purchased Assets and the Assumed Liabilities, results of operations, financial condition, technology and prospects of the Business, which investigation, review and analysis was conducted by Buyer and its respective Affiliates and, to the extent Buyer deemed appropriate, by Buyer’s Representatives. Buyer acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Business and of the Purchased Assets and the Assumed Liabilities. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Sellers (except the specific representations and warranties of Parent set forth in Article IV or in any Ancillary Agreement), and Buyer acknowledges and agrees, to the fullest extent permitted by Law, that:
(a)    except for the representations and warranties set forth in Article IV or in any Ancillary Agreement, none of Parent or any other member of the Seller Group or any of their respective Affiliates, Representatives or any other Person makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of any information made available or delivered to Buyer or its Affiliates and Representatives, including any information, whether oral or written (including cost estimates, financial information and projections and other projections and forward-looking

1

statements) (i) included in management presentations, “break-out” discussions, responses to questions submitted by or on behalf of Buyer or its Affiliates and Representatives, or any “data room” or (ii) delivered or made available pursuant to Section 6.3 or otherwise;
(b)    none of Parent, any member of the Seller Group or any of their Affiliates, Representatives or any other Person shall have any Liability or responsibility whatsoever to Buyer or its shareholders, Affiliates or Representatives on any basis (including in contract, tort or equity, under federal or state securities Laws or otherwise) based upon any information described in Section 5.7(a), except on the basis of the representations and warranties set forth in Article IV or in any Ancillary Agreement; and
(c)    without limiting the generality of the foregoing, except for the representations and warranties set forth in Article IV or in any Ancillary Agreement, neither Parent nor any member of the Seller Group makes any representation or warranty regarding (and Buyer disclaims) any third party beneficiary rights or other rights which Buyer might claim under any studies, reports, tests or analyses prepared by any third parties for Sellers or any of their Affiliates, even if the same were made available for review by Buyer or its Affiliates or Representatives.
5.8    Acknowledgment by Buyer. BUYER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES BY PARENT CONTAINED IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLERS OR THE SELLER GROUP TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT BUYER HAS NOT RELIED ON ANY REPRESENTATION, WARRANTY OR OTHER STATEMENT BY ANY PERSON ON BEHALF OF SELLERS OR ANY MEMBER OF THE SELLER GROUP (OTHER THAN THOSE SET FORTH IN ARTICLE IV OR IN ANY ANCILLARY AGREEMENT) AND THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED ARE SPECIFICALLY DISCLAIMED BY SELLERS.
ARTICLE VI

COVENANTS OF SELLERS
6.1    Conduct of Business. During the period from the Put Option Date and continuing until the earlier of the termination of this Agreement or the Closing Date, except with the prior written consent of Buyer, Sellers shall, and shall cause each other member of the Seller Group to:
(a)    (i) maintain its corporate existence, (ii) pay or perform the Liabilities related to the Business when due, (iii) carry on the Business in the usual, regular and ordinary course in a manner consistent with past practice;

2

(b)    maintain the Books and Records in accordance with past practice, and use its commercially reasonable efforts to maintain in full force and effect all Business Authorizations and policies;
(c)    use its commercially reasonable efforts to (i) keep available the services of its current officers, employees and consultants and (ii) preserve its relationships with material counterparties (including customers, suppliers, and distributors), in each case with respect to the Business;
(d)    use its commercially reasonable efforts to cause all of the conditions to the obligations of Buyer under this Agreement to be satisfied prior to the Closing Date; and
(e)    use commercially reasonable efforts to complete, or cause to be completed, the transactions contemplated by the ISC Purchase Agreement.
6.2    Negative Covenants. In furtherance and not in limitation of Section 6.1, Sellers agree that, except as (x) set forth on Schedule 6.2, (y) may be required by this Agreement or (z) required by Law, by a Governmental Entity, during the period commencing on the Put Option Date and ending on the earlier of the Closing Date and the termination of this Agreement pursuant to Section 9.1, Sellers shall not, and shall cause each Subsidiary of Parent not to, effect any of the following (as each is related to the Business) without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):
(a)    adopt or propose any amendment to the Charter Documents of (i) any Retained Company that could be reasonably expected to delay the consummation of the transactions contemplated by this Agreement or (ii) any Purchased Company;
(b)    authorize for issuance, issue, sell or deliver (x) any capital stock of, or other equity or voting interest in, a Purchased Company or (y) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any (1) shares of capital stock of, or other equity or voting interest in any Purchased Company, (2) securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, any Purchased Company (including rights, warrants or options) or (3) phantom stock or similar equity-based payment option with respect to any Purchased Company;
(c)    split, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly, any shares of capital stock of, or other equity or voting interest in, any Purchased Company, or make any other change in the capital structure of any Purchased Company, except as contemplated by the ISC Purchase Agreement;
(d)    establish a record date for, or declare or set aside, any dividend in respect of shares of any Purchased Company, other than a cash dividend that is paid prior to the Closing;

1

(e)    (i) other than pursuant to a written agreement or Benefit Plan covering the Business Employees in effect on the Put Option Date, modify the compensation or benefits payable or to become payable by any member of the Seller Group to any Business Employee having a base salary plus projected commissions of more than $100,000 per year, (ii) hire or terminate any Business Employee having a base salary plus projected commissions in excess of $100,000 per year, other than in connection with a termination for cause, (iii) enter into any severance agreement with any Business Employee, or (iv) communicate any target bonus to any Business Employee with respect to any period following the Closing;
(f)    establish, adopt, enter into, amend or terminate any Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any Business Employees, to the extent any such action disproportionately affects the Business Employees as compared to Sellers’ other employees, in each case other than in the ordinary course of the Business consistent with past practice, or as required by Law;
(g)    sell, lease, transfer or assign any assets, properties or rights of any member of the Seller Group related to the Business to a Person outside of the Seller Group, except (i) sales of Inventory, (ii) the grant of non-exclusive Out-Bound Licenses, (iii) the sale of obsolete Equipment or Instruments, and (iv) the sale of Excluded Assets, in each case in the ordinary course of the Business consistent with past practice;
(h)    acquire or agree to acquire any assets that would be material, individually or in the aggregate, to the Business, taken as a whole, except in the ordinary course of the Business consistent with past practice;
(i)    be party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Business that could be expected to delay the consummation of the transactions contemplated by this Agreement;
(j)    assume, incur or guarantee any Indebtedness or modify the terms of any existing Indebtedness, except in the ordinary course of the Business consistent with past practice;
(k)    cancel any debts or waive any claims or rights of substantial value;
(l)    mortgage, pledge or subject to Liens, other than Permitted Liens, any assets, properties or rights related to the Business or the Ascension Shares or the ISC Shares;
(m)    amend, modify, cancel or waive any material rights under any Material Contract; provided, however, that the expiration of any Material Contract in accordance with its terms shall not be deemed to be restricted under this clause (m); and provided, further, that Sellers and the members of the Seller Group may renegotiate the terms of, or otherwise extend, any Material Contract that has expired in accordance with its terms prior to the date hereof or is scheduled to expire in accordance with its terms prior to

2

the Outside Date, provided that such terms are no less favorable to the applicable member of the Seller Group than those in effect on the Put Option Date;
(n)    make any filings or registrations with any Governmental Entity, except for those contemplated by this Agreement and except for routine filings and registrations made in the ordinary course of the Business consistent with past practice;
(o)    make or change any Tax election, amend any Tax Return, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, change any annual Tax accounting period, adopt or change any method of Tax accounting, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;
(p)    (i) make any capital expenditures in excess of $200,000 individually or in the aggregate, other than capital expenditures reflected in the Capital Expenditures Budget or (ii) fail to make any capital expenditure reflected in the Capital Expenditures Budget;
(q)    except as required by GAAP, make any change in accounting methods, principles or practices; or
(r)    agree, whether in writing or otherwise, to do any of the foregoing.
6.3    Access to Information Concerning Properties and Records.
(a)    Subject to the terms of the Confidentiality Agreement by and between Smith & Nephew, Inc. and Parent, dated July 11, 2019 (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), during the period from the Put Option Date through and including the earlier of (i) the date this Agreement is terminated in accordance with Section 9.1 and (ii) the Closing Date, Parent shall, and shall cause each other member of the Seller Group to, upon reasonable prior notice and during regular business hours, afford to Buyer’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) reasonable access to the personnel, properties, books and records of Sellers and the Seller Group relating to the Business, the Purchased Assets and the Assumed Liabilities to the extent Buyer reasonably believes necessary or advisable to familiarize itself with such properties and other matters; provided, that Sellers may restrict the foregoing access to the extent that, in the reasonable judgment of Sellers, any applicable Law or any health and safety policy of general application requires it to restrict such access; and provided, further, that such access shall not unreasonably disrupt the operations of Sellers or any of the Seller Group. Notwithstanding anything to the contrary contained in this Agreement, neither Sellers nor any members of the Seller Group shall be required to (x) provide any information or access to the extent that Sellers reasonably believe that providing such information or access would reasonably be likely to violate applicable Law, including the HSR Act or Other Antitrust Laws, or the terms of any Contract or cause the waiver of attorney/client or similar privilege or (y) conduct, or

3

permit Buyer or any of its Representatives, without the express written permission of Sellers, to conduct any Phase I or Phase II investigation or other environmental soil or groundwater investigation on or relating to any real property owned by or leased to Sellers and/or the Seller Group.
(b)    Nothing contained in this Agreement shall be construed to give to Buyer, directly or indirectly, rights to control or direct the Business prior to the Closing or any other business or operations of Sellers. Subject to Sections 6.1 and 6.2, prior to the Closing, Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Business and shall at all times exercise complete control and supervision of all of its other businesses and operations.
(c)    Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its respective Representatives to) contact any competitor, contractor, vendor, supplier, distributor, customer or employee of Sellers or any member of the Seller Group with respect to the Business or the transactions contemplated hereby prior to the Closing without the prior written consent of Sellers.
6.4    Interim Financial Statements. As promptly as practicable following each calendar month prior to the Closing Date, Parent will deliver to Buyer monthly revenue reports (by both SKU and dealer), trial balances with respect to the Purchased Companies, and a summary of Inventory and Instruments by location, in each case, in the form provided to Buyer prior to the Put Option Date. As promptly as practicable following each calendar quarter prior to the Closing Date, Parent will deliver to Buyer a statement of profit and loss of the Business.
6.5    Payment of Pro-Rated Bonuses. On or prior to the Closing Date (or through Parent’s or the applicable member of the Seller Group’s next payroll cycle following the Closing Date), Parent shall, or shall cause the applicable member of the Seller Group to, pay to the applicable Transferred Employees, through Parent’s or such applicable member of the Seller Group’s payroll, an amount equal to such Transferred Employee’s respective portion of the Pro-Rated Bonuses (less applicable withholding Taxes). Prior to the Closing Date, Parent will provide Buyer with the amount of the Pro-Rated Bonus paid to each Transferred Employee, as well as an explanation of how such amount was calculated.
6.6    Pre-Closing Assignment of Certain Contracts. Prior to the Closing, Parent will assign (or cause to be assigned) the Contracts set forth on Schedule 6.6 to Ascension, and will notify (or cause to be notified) the counterparty(ies) to any such Contract of such assignment.
ARTICLE VII

COVENANTS OF BUYER AND SELLERS
7.1    Regulatory Approvals.

4

(a)    Buyer and Parent shall each promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Orders and Authorizations of, and all filings with, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the transactions contemplated by this Agreement. Each Party shall cooperate with and promptly furnish information to the other Party necessary in connection with any requirements imposed upon such other Party in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, if required, Buyer and Parent shall (i) as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than ten (10) Business Days following the Put Option Date, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”), the Notification and Report Form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act, (ii) as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than fifteen (15) Business Days following the Put Option Date, file with the the Direction Générale du Trésor of the French Ministry of Economy, the request for authorization of the purchase of the French Services Business and the French Artemis ND Business referred to in Section 8.1(c) and (iii) as promptly as practicable and before the expiration of any relevant legal deadline, file with any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Other Antitrust Laws. Each of Buyer and Parent shall furnish to each other’s counsel such necessary information (in redacted form if and to the extent necessary to comply with relevant Laws, to protect the confidentiality of commercially sensitive information or to comply with binding obligations of confidentiality to third parties) and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Laws and the filing referenced in clause (ii) above. Buyer shall be responsible for all filing and other similar fees payable in connection with such filings related to Other Antitrust Laws and the filing referenced in clause (ii) above.
(b)    Buyer shall promptly take or cause to be taken any and all action necessary to obtain promptly any clearance required under the HSR Act and any Other Antitrust Laws for the consummation of the transactions contemplated by this Agreement, including agreeing to any structural or behavioral remedy with respect to the Ascension Shares, the Business or the Purchased Assets, or, at the request of Parent, to litigate in order to avoid the entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) related to the HSR Act or any Other Antitrust Laws that would prevent the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, Buyer shall not take any action with respect to any Order or any applicable Law which would bind any member of the Seller Group, the Business or the Purchased Assets irrespective of whether the transactions contemplated by this Agreement occur. Each of Buyer and Parent shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other Governmental Entities and shall comply promptly with any such inquiry or request. Each of Buyer and Parent shall instruct their respective counsels to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any antitrust issues at the earliest practicable dates. Such commercially reasonable efforts and cooperation include, but are not limited to, counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of any Governmental Entity, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity.
(c)    During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, except with the consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), Buyer and its Affiliates shall not do anything, including entering into any transaction, that would reasonably be expected to prevent or delay any filings or approvals required under the HSR Act or the applicable Other Antitrust Laws.
(d)    In connection with its application for and for the purposes of the authorization referred to in Section 8.1(c), Buyer shall:
(i)    promptly provide all additional information requested or required by any relevant Governmental Entity;
(ii)    take any lawful action reasonably required to obtain authorization for the sale and purchase of the French Services Business and the French Artemis ND Business by offering, accepting and satisfying any obligations, undertakings or conditions that any relevant Governmental Entity formally or informally reasonably indicates must be offered, accepted or satisfied in order for its authorization to be granted;
(iii)    keep the Sellers regularly and promptly informed on the status and progress of the request for authorization so as to enable the Sellers to monitor progress of the Buyer’s compliance with this Section and to provide relevant information and documents, including keeping the Sellers fully informed of the progress towards fulfilling and the satisfaction of the condition set forth in Section 8.1(c);
(iv)    not agree to any undertakings or conditions of any Governmental Entity without first, if legally possible, consulting with the Sellers in order to give the Sellers the opportunity to comment before a final decision is reached in respect of any such undertaking or condition;
(v)    give the Sellers reasonable notice of and opportunity for them or any of their advisers to attend all material meetings and telephone calls with any Governmental Entity (save to the extent that the Governmental Entity expressly requests that the Sellers should not be present or represented at the meeting or part(s) of the meeting or call) and promptly provide copies of all written correspondence from any Governmental Entity to the Sellers; and

(vi)    provide the Sellers with drafts of all material written communications intended to be sent to any Governmental Entity, give the Sellers a reasonable opportunity to comment on them, take into account any such comments as are reasonable and provide the Sellers with final copies of all such communications.
(e)    Notwithstanding anything to the contrary in this Agreement, (i) following consultation with Parent, after giving due consideration to Parent’s views, acting reasonably, and in good faith, Buyer will control and lead all communications and strategy related to any filings, analyses, reviews, approvals, consents, submissions, or other dealings with any Governmental Entity under the HSR Act, Other Antitrust Laws or any Law regulating foreign investment in connection with the transactions contemplated by this Agreement, and (ii) under no circumstances will Buyer be required to agree to any behavioral or structural remedy with respect to the business, assets, services or products of Buyer and its Affiliates, in each case as they exist on the date of this Agreement.
7.2    French Business Employees; European Employees.
(a)    Sellers and Buyer acknowledge and agree that the French Services Employees and the French Artemis ND Employees shall automatically transfer to the Buyer or the applicable Buyer Designee(s) on the Closing Date according to the provisions of article L. 1224-1 of the French Labor Code (Code du Travail).
(b)    Buyer shall, or shall cause one of its Affiliates to, prior to the Closing, when required by Sellers (and not before) on reasonable notice (which time required by Sellers will be after the exercise of the Put Option), offer comparable employment to each European Employee effective as of the Closing Date on not less favorable terms and conditions than those applied by the applicable member of the Seller Group and with continuity of employment (reprise d’ancienneté) (the “European Employment Offer”). European Employees will have a three-week reflection period to accept or decline the European Employment Offer as from its receipt.
(c)    If such European Employment Offer is accepted, Buyer, the applicable member of the Seller Group and the European Employee shall enter into an appropriate agreement to record the voluntary transfer on the Closing Date, in substantially the form attached as Exhibit F hereto. Each European Employee who accepts such offer shall be employed by Buyer or its applicable Buyer Designee with effect from the Closing Date, and such employment shall be subject to and in accordance with the terms of applicable Law. In the event a European Employment Offer is not formally accepted, on the expiry of the three-week reflection period as described in Section 7.2(b), the applicable member of the Seller Group will keep the applicable European Employee(s) on its payroll and neither Buyer nor any of its Affiliates shall have any obligation with respect to such European Employee(s).
(d)    If the European Employment Offer is not made by Buyer or an Affiliate thereof in accordance with Section 7.2(b), Buyer shall bear solely and entirely all responsibility for and all Liability arising out of or in connection with any Seller’s termination of the contract of employment of the applicable European Employee(s), provided that such termination occurred within a period of sixty (60) days following the Closing Date.
(e)    If the European Employment Offer is accepted, Buyer shall, or shall cause its Affiliates to, assume all obligations with respect to the European Employee on the Closing Date, including all salaries and other benefits (including paid leave, thirteen month salaries, expenses, profit sharing, social security contributions and retirement indemnities, whether immediately payable or not). Notwithstanding the generality of the foregoing, Buyer shall, or shall cause its Affiliates to, ensure that all such Transferred Employees who were notified of their target bonuses for the year in which the Closing occurs receive cash bonus opportunities for such year at least equal to the annual target bonus to which they were entitled for such year immediately prior to the Closing Date (less the amount of any Pro-Rated Bonuses).
(f)    If, as a result of the transactions contemplated by this Agreement, it is found or alleged that the employment of any employee other than a Business Employee (including any Excluded Employee) has transferred to Buyer or any of its Affiliates or in any way engages any automatic transfer pursuant to article L. 1224-1 of the French Labor Code (Code du Travail) and Council Directive 2001/23/EC as implemented into local legislation, or by virtue of a definitive court decision, Sellers shall indemnify Buyer against all Losses that Buyer or any of its Affiliates may suffer or incur in respect of the employment or termination of such employee.
(g)    The Parties expressly agree that all salaries and other benefits, including paid leave, thirteen month salaries, expenses, social insurance (including social security contributions) and retirement indemnities related to the French Business Employees shall be taken on by Buyer or the applicable Buyer Designee(s) as of the Closing Date. Sellers and Buyer further agree that (i) with effect from the Closing Date, Buyer or its applicable Buyer Designee(s) shall bear all of the consequences of whatsoever nature which may arise from any breach of the employment contracts of any French Business Employee transferred pursuant to this Agreement, and/or the payment of any amount due and any costs related to any French Business Employee, arising from any event or action originating after the Closing Date and (ii) Buyer or its applicable Buyer Designee(s) shall bear all the consequences of whatsoever nature that may arise from the termination after the Closing Date of the employment contracts of any French Business Employee (whether by way of redundancy or otherwise) including those attributable to the period of service of such employee prior to the Closing Date.
(h)    The Parties agree that the transfer of the employment contracts of the French Business Employees listed in Schedule 7.2(h), who are protected employees under French law (the “Protected Employees”), is subject to the prior authorization of the labor inspector (inspecteur du travail). The transfer of the Protected Employees will take effect as of the Closing Date provided that Services and Artemis ND have obtained at this date the necessary authorization from the labor inspector (inspecteur du travail). If Services and/or Artemis ND have not obtained the authorization from the labor inspector (inspecteur du travail) as at the Closing Date, the employment contracts of the Protected Employees will be transferred to Buyer or the applicable Buyer Designee on the first business day following (i) the day on which the transfer is authorized by the labor inspector (inspecteur du travail); or (ii) if the labor inspector (inspecteur du travail) refuses the transfer, the day on which the transfer is authorized by the French administration or a French court. Sellers shall not be liable for any difficulties to operate the Business as currently being conducted due to the absence of any Protected Employee. Subject to the previous sentence, Sellers shall hold harmless and indemnify Buyer and its Affiliates against any Liabilities owing to any Protected Employees whose transfer is refused. If the labor inspector refuses the transfer of a Protected Employee, Seller shall remain employer of such Protected Employees.
(i)    Sellers will, and will cause their Affiliates to, reasonably cooperate with Buyer and its Affiliates in connection with any consultation conducted by Buyer or a Buyer Designee with an employee representative body prior to the Closing. Paragraph 3.2 of the offer letter, dated as of the Put Option Date and with respect to the transactions contemplated hereby, will apply to the foregoing obligation, mutatis mutandis. In any jurisdiction where both a member of the Seller Group, on the one hand, and Buyer or a Buyer Designee, on the other hand, conduct a consultation with an employee representative body, such parties will use their reasonable best efforts to coordinate the timing of such consultations and the information provided in connection therewith.
7.3    U.S. Employees.
(a)    No fewer than ten (10) days prior to the Closing, Sellers shall deliver to Buyer an updated version of the Business Employees Schedule; provided, that no changes may be made to the list of Excluded Employees on such Business Employee Schedule without the written consent of Buyer and provided further, that Business Employees may only be removed from the Business Employee Schedule (i) in the event that a Business Employee’s employment was terminated (A) by such former Business Employee, (B) by the applicable member of the Seller Group for cause, or (C) due to death or disability, or (ii) with the written consent of Buyer. Prior to the Closing, Sellers shall have transferred the employment of all Excluded Employees from the Purchased Companies to another member of the Seller Group. As of the Closing Date, Buyer shall, and Buyer shall cause its Affiliates to: (i) cause the Purchased Companies to continue to employ all of their employees; and (ii) at least fifteen (15) days prior to the Closing Date, offer employment to each other U.S. Employee who is not employed by a Purchased Company as indicated on the Business Employees Schedule, subject to the terms of this Section 7.3. Such employment of, or offers of employment made by Buyer or its Affiliates to, the U.S. Employees shall, subject to the other terms of this Section 7.3, be effective as of the Closing Date and shall be in a job or position and location that is substantially similar to the job or position and location in effect for such Business Employee immediately prior to the Closing Date, and (A) with total compensation and benefits having an aggregate value at least substantially similar to the total compensation and benefits to which they were entitled immediately prior to the Closing Date (excluding any equity-based compensation other than Colleague Equity Bonus Targets (as set forth on the Business Employee Schedule), post-employment health or welfare benefits, payments or benefits payable on account of a change in control, or tax gross-ups) and (B) with Make-Whole Compensation as described in Section 7.3(c). Buyer shall provide Parent with draft copies of the template of the offer agreements contemplated above, along with templates of any documentation provided to Business Employees in connection with such offers, for Parent’s review and comment at least five (5) Business Days prior to providing such offers to the Business Employees. Notwithstanding the foregoing, following the Closing Date, Buyer and its Affiliates shall provide each U.S. Transferred Employee, as of the Closing Date, with cash compensation (including cash bonus opportunity) and benefits (excluding any equity-based compensation, post-employment health or welfare benefits, payments or benefits payable on account of a change in control, or tax gross-ups) at least as favorable as such cash compensation and benefits provided to similarly-situated employees of Buyer and its Affiliates. The obligation of Buyer and its Affiliates to provide the conditions of employment relating to pay and employee benefits in accordance with this Section 7.3(a) shall continue for a period ending not earlier than one year following the Closing Date.
(b)    Notwithstanding the foregoing, such employment of, or offers of employment made by Buyer or its Affiliates to, the U.S. Employees in accordance with Section 7.3(a), shall be subject to each U.S. Employee’s successful completion of the standard pre-employment screenings of Buyer or its Affiliates, including standard background and drug screenings. Prior to the Closing, Sellers shall use commercially reasonable efforts to provide Buyer and its Affiliates with any information reasonably requested by Buyer to allow for the transition of the Business Employees to Buyer or its Affiliates as of the Closing Date. Without limiting the foregoing, to the extent permitted by applicable law, Sellers will and will cause their Affiliates to (i) cooperate with Buyer and its Affiliates to provide any employee information for each Transferred Employee within fifteen (15) days following the Put Option Date to the extent necessary to permit Buyer to integrate and migrate any of the Transferred Employees onto Buyer’s or one of its Affiliate’s payroll and HR systems as of the Closing Date, (ii) provide Buyer and its Affiliates access to historical payroll information for the Transferred Employees, as and to the extent necessary to allow Buyer and its Affiliates to comply with applicable Law within ten (10) Business Days following the Closing Date, and (iii) deliver to Buyer and its Affiliates electronic employee files, as and to the extent necessary to allow Buyer and its Affiliates to comply with applicable Law within ten (10) Business Days following the Closing Date. Employee files should, to the extent permitted by applicable law, include all relevant documentation such as I-9, historic performance ratings, prior employee investigations or performance issues, if applicable, to the extent such files exist. Electronic files should be in a format that meets local guidelines for saving and filing employee information. In addition, Sellers and Buyer will, and will cause their Affiliates to, use commercially reasonable efforts to: (A) hold a full-day meeting to map out the transition of the Transferred Employees (other than the French Business Employees) into their roles with Buyer and its Affiliates within three (3) Business Days following the Put Option Date, which meeting will be attended by the human resources business partners, Rewards team, and may also be attended by other key personnel of Sellers, Buyer, and their Affiliates, as mutually agreed between the Parties and (B) hold a full-day meeting to map out human resources integration within two (2) Business

Days following the Put Option Date, which meeting will be attended by the human resources business partners, payroll, commissions, HRIS, Rewards team, and may also be attended by other key personnel of Sellers, Buyer, and their Affiliates, as mutually agreed between the Parties.
(c)    Without limiting the generality of the foregoing, (i) Buyer and its Affiliates shall have in effect for at least one (1) year following the Closing Date severance plans, practices and policies applicable to U.S. Transferred Employees on the Closing Date that are at least as favorable as the severance plans, practices and policies in effect for similarly-situated employees of Buyer and its Affiliates; (ii) Buyer shall, or shall cause its Affiliates to, ensure that all U.S. Transferred Employees who were notified of their target bonuses for the year in which the Closing occurs receive cash bonus opportunities for such year at least equal to the annual target bonus to which they were entitled for such year immediately prior to the Closing Date (less the amount of any Pro-Rated Bonuses); and (iii) Buyer shall, or shall cause one of its Affiliates to, provide each U.S. Transferred Employee who holds unvested equity awards with Parent as of immediately prior to the Closing Date (each, an “Unvested Equity Award”), as set forth on Section 7.3(c) of the Seller Disclosure Schedule, with “Make-Whole Compensation” (as defined below) in accordance with Buyer’s usual schedule for granting equity awards to similarly situated employees of Buyer and its Affiliates. With respect to any Unvested Equity Award set forth on Section 7.3(c) of the Seller Disclosure Schedule, “Make-Whole Compensation” means one or more types of compensation, which may be either cash-based or equity-based, vested or unvested, that provides the U.S. Transferred Employee with an aggregate economic value at least equal to the value of the applicable Unvested Equity Award. The value of any Unvested Equity Awards that are (1) in the form of restricted stock, restricted stock units or performance share units shall be determined based on the trading price of Parent common stock as of the close of trading on the business day immediately prior to the Closing Date and (2) in the form of stock options shall be determined based on the intrinsic value (i.e., spread value) of the stock options based on the difference between the applicable exercise price and the trading price of Parent common stock as of the close of trading on the business day immediately prior to the Closing Date. For the avoidance of doubt, Buyer’s obligation to provide “Make-Whole Compensation” under this Section 7.3(c) shall be limited to the amounts payable with respect to the Unvested Equity Awards to the U.S. Transferred Employees set forth on Section 7.3(c) of the Seller Disclosure Schedule. Section 7.3(c) of the Seller Disclosure Schedule sets forth, for each such U.S. Transferred Employee having an Unvested Equity Award: (i) the type of award, (ii) the total number of shares underlying the award, (iii) the applicable vesting and payment terms and schedules, (iv) in the case of awards that are in the form of stock options, the applicable exercise price, and (v) the value of the applicable Unvested Equity Award.
(d)    Coverage for all U.S. Transferred Employees and their respective spouses and dependents under all employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) provided by Seller or the Seller Group shall cease to be effective immediately prior to the Closing Date. All claims incurred with respect to U.S. Transferred Employees and their eligible spouses and dependents on and after the Closing Date for welfare benefits shall be the responsibility of the welfare benefit plans provided by Buyer. Claims incurred with respect to U.S. Transferred Employees and their eligible spouses and dependents for welfare benefits prior to the Closing Date shall be the responsibility of the welfare benefit plans of Seller. For purposes of this Section 7.3(d), a claim will be deemed “incurred” on the date that the event that gives rise to the claim occurs (for purposes of life insurance, accident and disability benefits) or on the date that treatment, services or products are provided (in the case of healthcare benefits).
(e)    U.S. Transferred Employees shall be provided credit by Buyer for all service with Sellers and the Seller Group, to the same extent as such service was credited for such purpose by Sellers and the Seller Group, under all employee benefit plans, programs, policies and benefits of Buyer or its Affiliates for purposes of eligibility and vesting and benefit accrual (other than with respect to any defined benefit pension and/or retiree medical benefits), but only to the extent such service crediting does not result in the duplication of benefits, and excluding defined benefit and retiree medical benefit accruals.
(f)    Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to waive limitations on benefits relating to any pre-existing conditions of the U.S. Transferred Employees and their eligible spouses and dependents. Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to U.S. Transferred Employees, deductible and out-of-pocket expenses paid by U.S. Transferred Employees and their respective spouses and dependents under Sellers’ or any of their Affiliates’ health plans in the calendar year in which the Closing Date occurs.
(g)    Each U.S. Transferred Employee who is a participant in the Integra LifeSciences Corporation 401(k) Trust (the “Seller 401(k) Plan”) shall cease to be an active participant under such plan effective as of the Closing Date. Effective as of the Closing Date, Buyer shall have in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”) in which U.S. Transferred Employees (other than those primarily employed outside the U.S.) shall be eligible to participate. As soon as practicable following the Closing Date, Buyer shall permit each U.S. Transferred Employee who participates in the Seller 401(k) Plan to elect to make a direct rollover of such U.S. Transferred Employee’s account balance under the Seller 401(k) Plan. Such transfer shall be subject to Sellers’ receipt from Buyer of a current determination letter from the Internal Revenue Service that the Buyer 401(k) Plan is qualified under Sections 401(a) and 401(k) of the Code. Following any such direct rollover, Buyer and its Affiliates shall assume all liabilities of Sellers and their Affiliates under the Seller 401(k) Plan to provide benefits to or on behalf of the U.S. Transferred Employees to the extent of the account balances so rolled over, and neither the Seller 401(k) Plan nor Sellers or their Affiliates shall have any obligation to Buyer or any Affiliate of Buyer or with respect to the applicable U.S. Transferred Employees with respect thereto. For the avoidance of doubt, neither the Seller 401(k) Plan, any other 401(k) plan sponsored by a Purchased Company or any Affiliate of a Purchased Company, nor any portion of such 401(k) plan will transfer to Buyer or any Affiliate thereof, by operation of Law or otherwise, in connection with the Closing, except pursuant to a direct rollover, as described above.
(h)    Accrued entitlements, including vacation days for U.S. Transferred Employees as of the Closing Date, will not be subject to any applicable annual maximum rollover limitations contained in the vacation or paid-time off policies of Buyer and its Affiliates for the one-year period following the Closing Date.
(i)    In the case of U.S. Transferred Employees primarily employed outside the U.S., Buyer and its Affiliates shall, in addition to meeting the requirements of this Section 7.3, comply with any additional obligations or standards arising under applicable Laws governing the terms and conditions of their employment or severance of employment in connection with the transactions contemplated by this Agreement. In particular, Buyer and its Affiliates shall comply with any and all obligations on them triggered by applicable Laws to inform and/or consult with employee representative bodies.
(j)    Buyer shall be solely responsible for any Liabilities under the WARN Act, or under any other Laws that provide employees similar protections, resulting from actions taken by Buyer and its Affiliates on or after the Closing Date.
(k)    Buyer shall be solely responsible for compliance with the requirements of COBRA, including, without limitation, the provisions of continuation coverage with respect to all U.S. Transferred Employees (other than those primarily employed outside the U.S.), and their spouses and dependents, for whom a qualifying event occurs on or after the Closing Date. For purposes of this Section 7.3(k), the terms “continuation coverage” and “qualifying event” shall have the meanings ascribed to them in COBRA.
(l)    Buyer shall have in effect, or cause to be in effect, as of the Closing Date, flexible spending reimbursement accounts that are substantially equivalent in all material respects to the flexible spending reimbursement accounts in which the U.S. Transferred Employees are eligible to participate as of the Put Option Date, under a cafeteria plan designed to meet the requirements under Section 125 of the Code (the “Buyer FSAs”) in which the U.S. Transferred Employees (other than those primarily employed outside the U.S.) shall be eligible to participate beginning on the Closing Date. Buyer shall, subject to Sellers or their third party record-keeper providing sufficient records, allow the elections of such U.S. Transferred Employees in effect immediately prior to the Closing under the flexible spending reimbursement accounts under the cafeteria plans in which such employees are eligible to participate as of the Put Option Date (the “Seller FSAs”) to continue under the Buyer FSAs until the end of the 2020 calendar year.
(m)    As soon as practicable following the Closing Date, Sellers shall cause to be transferred to Buyer an amount in cash equal to the excess of the aggregate accumulated contributions to the flexible spending reimbursement accounts under the Seller FSAs made through the Closing Date during the year in which the Closing Date occurs by the U.S. Transferred Employees (other than those primarily employed outside the U.S.) over the aggregate reimbursement payouts made for such year from such accounts to such employees through the Closing Date, together with all relevant records; provided, however, that, if the aggregate reimbursement payouts from the flexible spending reimbursement accounts under the Seller FSAs made through the Closing Date during the year in which the Closing Date occurs to U.S. Transferred Employees (other than those primarily employed outside the U.S.) exceed the aggregate accumulated contributions for such year to such accounts for such employees through the Closing Date, Buyer shall cause such excess to be transferred to Sellers as soon as practicable following the Closing Date. Buyer shall cause such amounts to be credited to each such employee’s corresponding accounts under the Buyer FSAs in which such employees participate following the Closing Date. On and after the Closing Date, Buyer shall assume and be solely responsible for all claims for reimbursement by such U.S. Transferred Employees that have not been paid in full as of the Closing Date. The foregoing shall include claims incurred but unpaid prior to the Closing Date, provided Sellers have provided to Buyer sufficient records to enable Buyer to administer and pay such claims. Any claims under the Buyer FSAs shall be administered and paid pursuant to and under the terms of the Buyer FSAs. Sellers and Buyer agree to cooperate in good faith regarding administration and payment of claims under Buyer FSAs.
(n)    Sellers acknowledge and agree that any and all restrictive covenants, including post-employment restrictive covenants, contained in any employment or other agreement between any Seller or any of their respective Affiliates and any Transferred Employee shall not be enforceable against such Transferred Employee or Buyer and its Affiliates, to the extent the asserted restrictive covenant violation arises out of the Transferred Employee’s provision of services to Buyer and its Affiliates following acceptance of an offer of employment with Buyer or its Affiliate as provided in Section 7.2 or this Section 7.3.
(o)    Nothing in this Agreement, express or implied, shall: (i) confer upon any Business Employee, or any Representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period or terms of employment, for any nature whatsoever except as set forth in Section 7.2 or Section 7.3; or (ii) constitute or be deemed to constitute an amendment to any Benefit Plan or other employee benefit plan for any purpose.
7.4    Taxes.
(a)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, goods and services and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including all droits d’enregistrement under the laws of France, shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Seller Group when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Sellers and Buyer will join in the execution of any such Tax Returns and other documentation if required. Parent will pay or cause to be paid to Buyer the share of Taxes to be borne by the Seller

Group pursuant to this Section 7.4(a) within five (5) Business Days of becoming due. No fewer than fifteen (15) Business Days before the Closing Date, Parent, on behalf of Sellers and such other members of the Seller Group as are selling Purchased Assets, shall provide written notice to Buyer of the amount of any Transfer Taxes due (with reasonable specificity as to the reason for and amount of such Transfer Tax). Buyer and Sellers shall use reasonable best efforts to cooperate with all other Parties, as reasonably requested, with respect to the filing of any Tax Return or conduct of any claim relating to any available refund of any amount paid pursuant to this Section 7.4(a). Each of the Sellers and Buyer shall reasonably cooperate and provide to other Parties such information as reasonably necessary to determine whether any Transfer Taxes are so required to be paid.
(b)    Tax Returns.
(i)    Entity Tax Returns. Parent shall prepare, or cause to be prepared, and file or cause to be filed, all Tax Returns of or including a Purchased Company for all taxable periods ending on or prior to the Closing Date which are required to be filed before, on or after the Closing Date (any such return, a “Pre-Closing Tax Return”). In no circumstance will Parent be required to provide Buyer with a Pre-Closing Tax Return that includes information about an entity other than a Purchased Company, (including without limitation an Affiliated Group Tax Return as defined in paragraph Section 7.4(e) below). Instead, Parent shall prepare, or cause to be prepared, a pro-forma version of any such Pre-Closing Tax Return that reflects Purchased Company data on a stand-alone basis (a “Pro-Forma Tax Return”). Parent shall provide Buyer with such Pre-Closing Tax Return or Pro-Forma Tax Return, as the case may be, for Buyer’s review and comment no later than ten (10) Business Days prior to the due date for filing the Pre-Closing Tax Return to which it relates (or, if the related Pre-Closing Tax Return is due to be filed less than ten (10) Business Days following the date hereof, then within such reasonable time as may be necessary to allow Buyer an adequate opportunity to review the Pro-Forma Tax Return and provide any comments). If Buyer does not provide any comments within five (5) Business Days of receiving the Pre-Closing Tax Return or Pro-Forma Tax Return, as the case may be, from Parent (or within a shorter time period, as may be applicable under the circumstances) prior to the due date for such Pre-Closing Tax Return, Buyer will be deemed to have accepted such Pre-Closing Tax Return or Pro-Forma Tax Return, as the case may be. Parent shall pay the amount due with respect to all Tax Returns described in this Section 7.4(b)(i).
(ii)    Asset Tax Returns. Parent shall prepare, or cause to be prepared, and file or cause to be filed, all Tax Returns with respect to the Purchased Assets for any Pre-Closing Tax Period that are required to be filed before, on or after the Closing Date (any such return, a “Pre-Closing Asset Return”). In no circumstance will Parent be required to provide Buyer with any Pre-Closing Asset Return to the extent it includes information about assets other than the Purchased Assets. In such a case, Parent shall prepare, or cause to be prepared, a pro-forma version of any such Pre-Closing Asset Return that reflects data relating to Purchased Assets only (a “Pro-Forma Asset Return”). Parent shall provide Buyer with such Pro-Forma Asset Return for Buyer’s review and comment no later than ten (10) Business Days prior to the due date for filing the Pre-Closing Asset Return to which it relates (or, if the related Pre-Closing Asset Return is due to be filed less than ten (10) Business Days following the date hereof, then within such reasonable time as may be necessary to allow Buyer an adequate opportunity to review the Pro-Forma Asset Return and provide any comments). If Buyer does not provide any comments within five (5) Business Days of receiving the Pro-Forma Asset Return from Parent (or within a shorter time period, as may be applicable under the circumstances) prior to the due date for such Pre-Closing Asset Return, Buyer will be deemed to have accepted such Pro-Forma Asset Return. Parent shall pay the amount due with respect to all Tax Returns described in this Section 7.4(b)(ii).
(iii)    All Tax Returns required to be prepared by Parent pursuant to Section 7.4(b)(i) and (ii) must be prepared in accordance with past practices, unless otherwise required by Law or under this Agreement; provided, that Parent shall consider reasonable comments provided by Buyer pursuant to Section 7.4(b)(i) and (ii). Parent and Buyer shall cooperate in good faith in resolving any disagreements with respect to any Tax Returns prepared by Parent pursuant to Section 7.4(b)(i) and (ii).
(iv)    Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, any Tax Returns of the Purchased Companies or any Tax Returns with respect to the Purchased Assets for any Straddle Period (any such Tax Return, “Straddle Period Tax Return”) and all such Straddle Period Tax Returns must be prepared in accordance with past practice, unless otherwise required by Law or under this Agreement. Buyer shall submit drafts of such Straddle Period Tax Returns to Parent for its review and comment not later than fifteen (15) Business Days prior to the due date (taking into account any extensions thereof) for filing such Straddle Period Tax Returns. Parent will provide any comments to Buyer as promptly as practicable (and not later than ten (10) Business Days after receiving any such Tax Returns) and Buyer shall reasonably consider all such comments, and if Parent does not provide any comments within ten (10) Business Days, Parent will be deemed to have accepted such Tax Returns. If a Straddle Period Tax Return is due to be filed in less than forty-five (45) days following the Closing Date (an “Imminent Tax Return”), Buyer will use its reasonable best efforts to submit drafts of such Imminent Tax Return to Parent for its review and comment no later than ten (10) days prior to the due date and Parent will use its reasonable best efforts to deliver comments by a time that allows Buyer an opportunity to include such comments in such Imminent Tax Return before it is due to be filed. If Buyer is unable to submit a draft Imminent Tax Return to Parent for its review at least ten (10) days prior to the due date, and if Parent objects to the Imminent Tax Return as filed, the Imminent Tax Return will be submitted to the Independent Accounting Firm for review and resolution. The Parties agree to promptly settle any amounts due based on the Independent Accounting Firm’s conclusion. Any fees imposed by the Independent Accounting Firm to resolve such dispute shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Parent. Parent and Buyer shall cooperate in good faith in resolving any disagreements regarding any Straddle Period Tax Returns (including Imminent Tax Returns) prepared by Buyer pursuant to this Section 7.4(b)(iv). Buyer shall pay the amount due with respect to all Tax Returns described in this Section 7.4(b)(iv), and Parent shall pay amounts attributable to the Pre-Closing Tax Period (as determined in Section 7.4(c), below) to Buyer within three (3) Business Days prior to the date any such Tax Returns are filed.
(v)    Buyer and its Affiliates shall be liable for any Asset Level Taxes attributable to the Post-Closing Tax Period.
(c)    For all purposes of this Agreement (including, for the avoidance of doubt, Section 7.4(b)), the amount of Taxes (including Asset Level Taxes) allocable to the portion of a Straddle Period ending on the Closing Date shall be deemed to be: (i) in the case of real or personal property Taxes or similar Taxes imposed on a periodic basis, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (ii) in the case of Taxes not described in (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon production or occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the end of the Closing Date. For the avoidance of doubt, the Parties shall not make a ratable allocation election under Section 1.1502-76(b)(2)(ii)(D) of the Treasury Regulations.
(d)    Buyer and Parent and their Affiliates agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Companies, the Business, the Purchased Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any Action relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the Party requesting it. Notwithstanding anything to the contrary in this Agreement, Buyer shall only be granted access to the Tax information, books and records concerning or relating to the Purchased Companies, the Business, or the Purchased Assets and not to any information, books or records relating to any consolidated, fiscal unity, unitary, combined or similar Tax Return (each an “Affiliated Group Tax Return”); provided, however, that with respect to any information reported on an Affiliated Group Tax Return with respect to the Purchased Companies, Buyer may, in accordance with this Section 7.4(e), be granted access to a Pro-Forma Tax Return.
(e)    Post-Closing Actions.
(i)    Except with the written permission of Parent, Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Purchased Companies) to: (A) voluntarily approach any Governmental Entity regarding any Taxes or Tax Returns of, or related to, the Purchased companies or the Purchased Assets for any Pre-Closing Tax Period or Straddle Period; (B) file (except as set forth in Section 7.4(b)), amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to a Purchased

Company or any Purchased Asset (or a group the parent of which is Parent) with respect to any Pre-Closing Tax Period or Straddle Period; or (C) change any accounting method or adopt any convention with respect to the Purchased Companies or the Purchased Assets that shifts, or is reasonably expected to shift, taxable income or Tax liability from a Post-Closing Tax Period to a Pre-Closing Tax Period or shift, or reasonably expected to shift, deductions or losses from a Pre-Closing Tax Period to a Post-Closing Tax Period.
(ii)    Buyer shall not make or cause there to be made any election under Section 338 or 336(e) of the Code (or any comparable applicable provision of state, local or foreign Tax Laws) with respect to the transactions contemplated by this Agreement, including with respect to Buyer’s or a Buyer Designee’s purchase of the ISC Shares. Buyer shall not make or cause to be made any extraordinary transaction, event, or effect as of the Closing Date that could reasonably be expected to increase the amount of Taxes directly imposed on Sellers or their Affiliates or for which Sellers are required to indemnify Buyer or its Affiliates or otherwise economically bear under this Agreement.
(iii)    Except with the written permission of Buyer or as contemplated herein, Parent (or any of its Affiliates) shall not (A) amend any Tax Return for any Pre-Closing Tax Period of a Purchased Company or with respect to any of the Purchased Assets, (B) take any action (or fail to take any action) before the Closing that is outside the ordinary course of business that would increase Buyer’s or any of its Affiliates’ (including the Purchased Companies after the Closing) Tax liability for any Post-Closing Tax Period (or portion of a Straddle Period ending after the Closing Date), or (C) change any accounting method or adopt any convention with respect to a Purchased Company or the Purchased Assets that shifts, or is reasonably expected to shift, taxable income or Tax liability from a Pre-Closing Tax Period to a Post-Closing Tax Period or shifts, or reasonably expected to shift, deductions or losses from a Post-Closing Tax Period to a Pre-Closing Tax Period.
(iv)    To the extent that any share of Ascension is a “loss share” (within the meaning of Treasury Regulations Section 1.1502-35(d)(2)(i)), and Parent reasonably determines that it will not be entitled to a Tax benefit from any portion of the loss attributable to such loss share, Parent will make a valid and timely election under Treasury Regulations Section 1.1502-36(d)(6) and (e)(5) to reduce the adjusted Tax basis in all such shares of Ascension so as to preserve to the maximum extent possible the Tax Attributes (including any net operating loss) of Ascension.
(f)    Refunds. Except to the extent taken into account in calculation of the Estimated Closing Working Capital pursuant to Section 2.6 or Closing Working Capital pursuant to Section 2.7, if after the Closing Date, the Buyer or any of its Affiliates receives a refund of any Tax that is attributable to a Pre-Closing Tax Period relating to a Purchased Company or a Purchased Asset, then Buyer shall promptly pay to Parent the amount of such refund together with any interest thereon. If there is a subsequent reduction by a Governmental Entity (or by virtue of a change in applicable Tax Law), of any amounts with respect to which a payment has been made to Parent pursuant to this Section 7.4(g), then

Parent shall pay Buyer (or a Person as directed by Buyer) an amount equal to such reduction, plus any interest or penalties imposed by a Governmental Entity with respect thereto.
(g)    Tax Contests.
(i)    Notwithstanding anything to the contrary herein, Parent shall have the exclusive right to control any pending or threatened audit, claim, demand or proceeding by a Governmental Entity involving a Purchased Company for any Pre-Closing Tax Period (except to the extent any Pre-Closing Tax Period is part of any Straddle Period) or any Affiliated Group Tax Return filed by Parent or any of its other Affiliates.
(ii)    Buyer shall promptly notify Parent in writing upon receipt by Buyer or its Affiliates of a Third-Party Claim relating to any pending or threatened audit, claim, demand or proceeding by a Governmental Entity involving a Purchased Company or any of its Subsidiaries or the Purchased Assets to the extent that any such Third-Party Claim relates to Taxes with respect to which Sellers may be liable, including pursuant to this Agreement. With respect to Third-Party Claims not subject to Section 7.4(h)(i), Parent shall have the right to control any Third-Party Claim that is for any Pre-Closing Tax Period other than a Straddle Period. Buyer and Seller shall have the right to jointly control any Third-Party Claim pertaining to a Straddle Period. Each of Parent and Buyer shall not abandon, settle or otherwise resolve any Third-Party Claim for a Straddle Period or that is not subject to Section 7.4(h)(i) but is with respect to a Pre-Closing Tax Period without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to Third-Party Claims that are subject to Section 7.4(h)(i), Parent shall not abandon, settle or otherwise resolve any such Third-Party Claim without the Buyer’s prior written consent if such Third-Party Claim is reasonably expected to result in an increase in Buyer’s or any of its Affiliates’ (including the Purchased Companies after the Closing) Tax liability for any Post-Closing Tax Period, including a portion of a Straddle Period that begins after the Closing Date.
(h)    Tax Indemnity.
(i)    Parent and its Affiliates shall indemnify Buyer and its Affiliates (including, after the Closing Date, the Purchased Companies) and hold them harmless from, against and in respect of (A) all Liability for all Taxes of the Purchased Companies or with respect to the Purchased Assets for all Pre-Closing Tax Periods, (B) all Liability for Taxes of the Purchased Companies attributable to any Tax election with respect to any of the Purchased Companies to change any method of accounting filed and effective prior to the Closing Date, including elections described in Section 4.6(l) of the Seller Disclosure Schedule, (C) Taxes described in Section 2.10 which were not withheld by Buyer, and (D) Taxes resulting from any breach by Sellers of any representations in Section 4.6. Notwithstanding anything to the contrary in this Agreement, Buyer and its Affiliates will not be entitled to indemnification for (1) Taxes that were taken into account in the calculation of the Estimated Closing Working Capital or Estimated Closing Indebtedness pursuant to Section 2.6 or Closing Working Capital or Closing Indebtedness pursuant to Section 2.7, (2) Taxes that were actually recovered from a Person other than Buyer, Parent or their respective Affiliates or a Purchased Company, (3) Taxes that result from Buyer undertaking any of the Post-Closing Actions described in Section 7.4(e)(i) or (ii), except with the written permission of Parent, or (4) Taxes directly attributable to and resulting from any extraordinary transactions or actions taken by Buyer, its Affiliates or a Purchased Company outside of the ordinary course of business that occur on the Closing Date after the Closing.
(ii)    Payment by the indemnitor of any amount of Tax described in Section 7.4(h)(i) shall be made within forty-five (45) days following written notice by the indemnitee. In the case of a Tax that is contested in accordance with the provisions of Section 7.4(h), payment of the Tax to the indemnitee shall not be considered to be due earlier than the date such Third-Party Claim is resolved. Buyer and Sellers agree to treat any amounts payable pursuant to this Section 7.4(h) as an adjustment to the Final Purchase Price for federal, state, territory, local and foreign Tax purposes, unless otherwise required by applicable Law.
(iii)    Payments pursuant to this Section 7.4(h) shall be limited to the Final Purchase Price, except with respect to payments arising pursuant to Treasury Regulations Section 1.1502-6, with respect to which there shall be no limitations as to the amount for which Parent or any of its Affiliates may be liable to Buyer under this Section 7.4(h).
(iv)    The indemnification obligations set forth in this Section 7.4(h) shall survive until sixty (60) days following the expiration of the applicable statutes of limitations in respect of the relevant Taxes.
7.5    Discharge of Business Obligations After Closing. From and after the Closing, if any member of the Seller Group or any of their respective Affiliates receives or collects any funds constituting a Purchased Asset or proceeds thereof, Parent shall cause such member of the Seller Group to remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer receives or collects any funds constituting an Excluded Asset or proceeds thereof, Buyer shall remit any such funds to the relevant member of the Seller Group within five (5) Business Days after its receipt thereof.
7.6    Access to Books and Records. Each of Sellers and Buyer shall, and shall cause their respective Affiliates to, preserve until the seventh (7th) anniversary of the Closing Date all records in existence as of the Closing and possessed by such Party relating to any of the assets, Liabilities or business of the Business prior to the Closing. After the Closing Date, where there is a legitimate business purpose, such Party shall, subject to the last sentence of Section 7.4(e), provide the other Party with reasonable access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the officers and employees of such Party and (b) the books of account and records of such Party in existence as of the Closing, but, in each case, only to the extent relating to the assets, Liabilities or business of the Business prior to the Closing, and the other Party and its representatives shall have the right to make copies of such books and records at their sole cost; provided, however, that the foregoing right of access shall not (a) be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such

Party, (b) apply in connection with disputes between the Parties, or (c) extend to any information that is subject to attorney-client or similar privilege. Such records may nevertheless be destroyed by a Party if such Party sends to the other Party written notice of its intent to destroy records, specifying the contents of the records to be destroyed. Such records may then be destroyed after the thirtieth (30th) day after such notice is given unless the other Party objects to the destruction in which case the Party seeking to destroy the records shall deliver such records to the objecting Party at the objecting Party’s cost. For the avoidance of doubt, any books and records subject to this Section 7.6 shall not include Tax Returns (i) of Buyer and its pre-Closing Affiliates for any Tax period or (ii) of a Purchased Company or with respect to the Purchased Assets, in each case for any Post-Closing Tax Period; provided, however, that such books and records shall include pro-forma Tax Returns solely of a Purchased Company or with respect to the Purchased Assets for any Post-Closing Tax Period.
7.7    Further Assurances. Buyer and Parent shall, and Parent shall cause the other members of the Seller Group to, execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Upon the terms and subject to the conditions hereof, Buyer and Parent shall each use its respective reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements. From time to time after the Closing, at Buyer’s request and expense, Sellers shall execute, and Sellers shall cause each other relevant member of the Seller Group to, acknowledge and deliver to Buyer such other instruments of conveyance and transfer as Buyer may reasonably require in order to vest more effectively in Buyer (or if applicable, a Buyer Designee), or to put Buyer (or if applicable, a Buyer Designee) more fully in possession of, any of the Purchased Assets.
7.8    Local Transfer Agreements.
(a)    The Parties do not intend this Agreement to transfer title to the Purchased Assets, or to constitute the assumption of any Assumed Liabilities, in any jurisdiction in which such transfer or assumption is required by applicable Law to be made pursuant to a Local Transfer Agreement, and such Purchased Assets or Assumed Liabilities, as applicable, shall only be transferred or assumed by the applicable Local Transfer Agreement (which transfers and assumptions shall, except as otherwise expressly set forth herein, be on an “as-is,” “where-is” basis, without representation or warranty of any kind or nature).
(b)     Notwithstanding the generality of Section 7.8(a), to the extent that the provisions of a Local Transfer Agreement are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement (or do not fully give effect to the provisions of this Agreement with respect to the transfer of the Purchased Assets or the assumption of Assumed Liabilities): (i) the provisions of this Agreement shall prevail; and (ii) so far as permissible under applicable Law of the relevant jurisdiction, Parent and Buyer shall cause the provisions of the relevant Local Transfer Agreement to be adjusted, to the extent necessary to give effect to the provisions of this Agreement.
(c)    Each Party hereto shall not, and shall cause its respective Affiliates not to, bring any claim (including for breach of any warranty, representation, undertaking, covenant or indemnity relating to the transactions contemplated by this Agreement) against the other Parties or any of its Affiliates in respect of or based upon any of the Local Transfer Agreements, except to the extent necessary to enforce any transfer of the Purchased Assets or the assumption of Assumed Liabilities sold to or assumed by Buyer or its Buyer Designee(s) hereunder in a manner consistent with the terms of this Agreement.
7.9    French Lease. Prior to the Closing, Sellers shall use commercially reasonable efforts to (a) cause Artemis ND to enter into the French Lease Agreement and (b) secure all necessary approvals to assign the French Lease Agreement to Buyer or the applicable Buyer Designee(s) at Closing as an Assigned Contract.
7.10    Public Announcements. Sellers and the other members of the Seller Group, on the one hand, and Buyer and its Affiliates, on the other hand, each shall (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other party for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other party to this Agreement, unless required by applicable Law or regulations of any applicable stock exchange, in which case, the party required to issue the press release or make the public statement shall, prior to issuing such press release or making such public statement, use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or statement to the extent practicable. Notwithstanding anything in the foregoing to the contrary, nothing in this Section 7.10 shall limit any Party’s right to make public statements about its actions under Section 9.1 without prior consultation with the other Party.
7.11    Confidentiality.
(a)    Effective upon the Closing, the Confidentiality Agreement will terminate with respect to information related to the Business; provided, however, that Buyer acknowledges that any and all other information provided to it by or on behalf of Parent or its Affiliates or their Representatives concerning Parent or any of its Affiliates (other than related to the Business) will remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.
(b)    For a period of five (5) years after the Closing Date, Parent will, and will cause its Subsidiaries and their respective directors, officers, employees and other Representatives to, subject to clause (c) below, keep confidential and not disclose to any Person, any Confidential Information. For purposes of this Agreement, “Confidential

Information” means any non-public information to the extent related to the Business, other than information which (i) is or becomes generally available to the public other than as a result of a disclosure by Parent or any of its Subsidiaries or any of their respective directors, officers, employees or other Representatives, or (ii) is disclosed by Parent or a Subsidiary thereof pursuant to applicable Law.
(c)    In the event that Parent or a Subsidiary thereof is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Confidential Information, Parent will, to the extent legally permissible, give Buyer prompt written notice of such request or requirement so that Buyer may seek an appropriate protective order or other remedy or waive compliance with the provisions of Section 7.11(b), and Parent will reasonably cooperate with Buyer to obtain such protective order upon Buyer’s request and at Buyer’s expense. If, in the absence of a protective order or the receipt of a waiver hereunder, Parent or any of its Subsidiaries is nonetheless compelled or advised by legal counsel to disclose Confidential Information to or at the direction of any Governmental Entity, Parent or such Subsidiary may disclose such specifically requested Confidential Information to or at the direction of such Governmental Entity only after first notifying Buyer in writing of such disclosure (to the extent legally permissible) and, upon Buyer’s request, after using its reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information.
7.12    Release of Guaranties. Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause each Seller Guaranty to be released and cancelled at or prior to the Closing. If Parent is not able to release and cancel any Seller Guaranty, then Parent shall indemnify, defend and hold harmless Buyer and Buyer’s Affiliates (including the Purchased Companies) for all Liabilities or expenses that arise or are incurred by Buyer or Buyer’s Affiliates (including the Purchased Companies) in connection with such Seller Guaranty.
7.13    Termination of Affiliate Arrangements. Prior to the Closing, Parent will cause all Affiliate Arrangements (and all other Contracts or transactions that would have been Affiliate Arrangements had they existed as of the Put Option Date) to be settled (irrespective of the terms of payment) or terminated and canceled without any further Liability to, or obligation of, any Purchased Company, from and after the Closing.
7.14    Restrictive Covenants.
(a)    Non-Competition. During the period commencing on the Closing Date and ending on the eighteen (18)-month anniversary of the Closing Date, Parent shall not, and shall cause its Affiliates not to, either directly or indirectly as a stockholder, investor, member, partner or otherwise, own, manage, operate or otherwise engage in any business in competition with the Restricted Business in any jurisdiction in the world (each, a “Competing Activity”); provided, that the foregoing shall not prohibit (i) the acquisition, holding of investments or direct or indirect ownership of any publicly-traded securities of any Person engaged in a Competing Activity, so long as (A) such ownership interest represents not more than five percent (5%) of the aggregate voting power of such Person and (B) neither Parent nor any of its Affiliates actively participates in the management or operation of such Person; (ii) owning, engaging in, conducting or operating any business of Parent and its Affiliates as of the Put Option Date, other than the Restricted Business; or (iii) the acquisition of any business or Person (whether by stock or asset acquisition, merger, consolidation or otherwise) for which Competing Activities account for less than fifteen percent (15%) of the revenue of such Person or business. “Restricted Business” means the Business, as conducted by the Seller Group, including any reasonable extensions thereof and any Products currently planned or under development; provided, that the “Restricted Business” will not include the design, development, marketing, promotion, distribution, manufacturing, inspection, packaging or sale of any biologics product.
(b)    Non-Solicitation. During the period commencing on the Closing Date and ending on the eighteen (18)-month anniversary of the Closing Date, Parent and its Affiliates will not hire (whether as an employee, consultant or otherwise) directly or indirectly solicit or seek to induce any (i) Business Employee whose annual base salary at the relevant time is $100,000 or more or (ii) sales representative of the Business to leave his or her employment or position with Buyer or any of its Affiliates; provided that the foregoing shall not prohibit Parent or its Affiliates (A) from hiring or engaging any person who responds to a general solicitation or (B) hiring, engaging or soliciting any Person who was no longer employed or engaged by Buyer or its Affiliates at the time Parent or its Affiliates initially solicited such Person.
(c)    The Parties acknowledge and agree that the restrictions contained in this Section 7.14 are reasonable in scope and duration in light of the nature, size and location of the Business, and the Parties further acknowledge that the restrictions contained in this Section 7.14 are necessary to protect Buyer’s significant investment in the Business, including its goodwill. It is the desire and intent of the Parties that the provisions of this Section 7.14 be enforced to the fullest extent permissible under applicable Law. If all or part of this Section 7.14 is held invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. If any part of this Section 7.14 is held to be excessively broad as to duration, scope, activity or subject, such part will be construed by limiting and reducing it so as to be enforceable to the maximum extent permissible under applicable Law or public policy.
7.15    Wrong Pockets.
(a)    If, following the Closing, Buyer, Parent, or any of their respective Affiliates identifies (i) any asset held by a member of the Seller Group that is a Purchased Asset; or (ii) any asset held by Buyer or a Buyer Designee that is an Excluded Asset (in each case, a “Wrong Pocket Asset”), then Parent or Buyer, as the case may be, will notify the other in writing.
(b)    As soon as reasonably practicable following notification under Section 7.15(a), (i) in the case of a Wrong Pocket Asset in the possession of a member of the Seller Group, Parent will, or will cause the applicable member of the Seller Group to, transfer the Wrong Pocket Asset to Buyer or the applicable Buyer Designee(s), for no consideration, and (ii) in the case of a Wrong Pocket Asset in the possession of Buyer or a Buyer Designee, Buyer will, or will cause its applicable Buyer Designee to, transfer the Wrong Pocket Asset to a member of the Seller Group, as Parent directs, for no consideration.
7.16    License. Parent, on behalf of itself and the other Retained Companies, grants to Buyer and its Affiliates a non-exclusive, royalty-free, irrevocable, fully-paid-up, worldwide license under any patent owned by Parent or any other Retained Company on the Closing Date or that claims priority to such a patent solely to the extent necessary for Buyer and its Affiliates to continue to make, use, sell or offer to sell a Product that is being sold by the Business on the Closing Date or any evolution thereof.
7.17    Post-Closing Reporting. Following the Closing, Parent will make, or cause to be made, all required disclosures, filings and reports pursuant to the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and any similar state Laws, with respect to any pre-Closing payments made by the Seller Group, including the payment of the purchase price under the ISC Purchase Agreement.
ARTICLE VIII

CONDITIONS TO CLOSING
8.1    Conditions to Obligations of Buyer and Sellers. The obligations of Buyer and Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:
(a)    The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act and any applicable waiting periods under the Other Antitrust Laws shall have expired or been terminated and any approvals, clearances or waivers under Other Antitrust Laws shall have been obtained.
(b)    No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal.
(c)    In accordance with Articles L. 151-3 et seq. and R. 151-1 et. seq. of the French Monetary and Financial Code (Code Monétaire et Financier), the request for authorization of the purchase of the French Services Business and the French Artemis ND Business shall have been filed by the Buyer with the Direction Générale du Trésor of the French Ministry of Economy and any approvals, clearances or waivers with respect to the purchase of the French Services Business and the French Artemis ND Business by the Buyer shall have been obtained.

8.2    Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:
(a)    (i) The representations and warranties of Parent set forth in this Agreement (other than the Fundamental Representations), disregarding all materiality, Material Adverse Effect or similar qualifiers contained therein, shall have been true and correct at and as of the Put Option Date and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, except, in each case, to the extent that any such failures to be so true and correct, whether individually or in the aggregate, have not had, and would not be reasonably expected have, a Material Adverse Effect; and (ii) the Fundamental Representations shall have been true and correct in all but de minimis respects at and as of the Put Option Date and shall be true and correct in all but de minimis respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such Fundamental Representations refer specifically to an earlier date, in which case such Fundamental Representations shall have been true and correct in all but de minimis respects as of such earlier date.
(b)    Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Sellers at or prior to the Closing.
(c)    Buyer shall have received a certificate dated the Closing Date signed on behalf of Parent by an officer of Parent to the effect that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(d) have been satisfied (the “Seller Closing Certificate”).
(d)    There shall not have occurred a Material Adverse Effect since the Put Option Date.
(e)    Sellers shall have delivered to Buyer all agreements and other documents required to be delivered by Sellers to Buyer pursuant to Section 3.2 of this Agreement.
(f)    Sellers shall have delivered to Buyer the consent of the landlord under the Lease for the Austin, Texas facility with respect to the assignment of such Lease.
(g)    Artemis ND shall have entered into the French Lease Agreement and delivered to Buyer the consent of the landlord thereunder with respect to the assignment of the French Lease Agreement to Buyer or a Buyer Designee, as applicable, at the Closing.
(h)    Design Freeze (as defined in the License and Development Agreement) shall have occurred, and the transactions contemplated by the ISC Purchase Agreement shall have been consummated in accordance with the terms thereof following Design Freeze.

1

8.3    Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Parent in its sole discretion) of the following further conditions:
(a)    The representations and warranties of Buyer set forth in this Agreement shall have been true and correct at and as of the Put Option Date and shall be true and correct (disregarding all materiality or similar qualifiers contained therein) at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date; except, in each case, to the extent that any such failures to be so true and correct, whether individually or in the aggregate, have not had, and would not be reasonably expected have, a material adverse effect on Buyer’s ability to perform its obligations hereunder.
(b)    Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.
(c)    Sellers shall have received a certificate dated the Closing Date signed on behalf of Buyer by an officer of Buyer to the effect that the conditions set forth in Section 8.3(a) and 8.3(b) have been satisfied (the “Buyer Closing Certificate”).
(a)    (d)    Buyer shall have delivered to Sellers all agreements and other documents required to be delivered by Buyer to Seller pursuant to Section 3.3 of this Agreement.
ARTICLE IX

TERMINATION
9.1    Termination.
(a)    This Agreement may be terminated at any time prior to the Closing:
(i)    by mutual written consent of Buyer and Parent;
(ii)    by Buyer or Parent if:
(A)    the Closing does not occur on or before four (4) months after the execution of this Agreement (the “Outside Date”); provided that the Outside Date can be extended by Parent or Buyer to a date that is no later than six (6) months after the initial Outside Date if the conditions set forth in Section 8.1(a) or Section 8.1(c) are not satisfied; provided further that the right to terminate this Agreement under this clause (ii)(A) shall not be available to any Party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

2

(B)    a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which Order or other action is final and non-appealable;
(iii)    by Buyer if:
(A)    any condition to the obligations of Buyer hereunder becomes incapable of fulfillment other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyer; or
(B)    there has been a breach by any Seller of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Sections 8.2(a) or 8.2(b) cannot not be satisfied; or
(iv)    by Sellers if:
(A)    any condition to the obligations of Sellers hereunder becomes incapable of fulfillment other than as a result of a breach by Sellers of any covenant or agreement contained in this Agreement, and such condition is not waived by Sellers; or
(B)    there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Sections 8.3(a) or 8.3(b) cannot not be satisfied.
(b)    The Party desiring to terminate this Agreement pursuant to clause (ii), (iii) or (iv) of Section 9.1(a) shall give written notice of such termination to the other Party hereto.
9.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become null and void and there shall be no Liability or obligation on the part of Sellers or Buyer or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 9.3. Notwithstanding the foregoing, the provisions of Article I, this Article IX and Article XI will survive any termination of this Agreement and will remain in effect.
9.3    Remedies. Any Party terminating this Agreement pursuant to Section 9.1 shall have the right to recover damages sustained by such Party as a result of any breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement or Fraud; provided, however, that the Party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other Party to terminate the Agreement under Section 9.1.

1

ARTICLE X

INDEMNIFICATION
10.1    Survival. The representations and warranties made by Parent and Buyer herein (other than the representations and warranties in Section 4.6, the survival of which is subject to Section 7.4(h)(iv)) and the covenants of the Parties herein to be performed prior to the Closing will not be extinguished by the Closing, but will survive the Closing until, and all claims for indemnification in connection therewith must be asserted not later than, eighteen (18) months following the Closing Date; provided, that each of the Fundamental Representations will survive the Closing for, and all claims for indemnification must be asserted not later than, six (6) years following the Closing Date, and the representations and warranties set forth in Section 4.13 will survive the Closing until sixty (60) days following the expiration of applicable statutes of limitations. Except as provided in Section 7.4(h)(iv), the covenants of the Parties contained herein that are required to be performed after the Closing will survive until fully performed or fulfilled; provided, that all claims for indemnification in connection with Section 10.3(c) relating to Taxes must be asserted not later than sixty (60) days following the expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, the Indemnifying Party shall have been properly notified in writing of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim will continue to survive and will remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.
10.2    Indemnification Obligations of Parent. Except as otherwise provided for in Section 7.4(h), from and after the Closing, Parent will indemnify and hold harmless the Buyer Indemnified Parties from and against, and compensate, reimburse and pay the Buyer Indemnified Parties for, any and all Losses arising out of or relating to:
(a)    any inaccuracy in or breach of any representation or warranty set forth in Article IV of this Agreement;
(b)    any breach of any covenant, agreement or undertaking made by a Seller in this Agreement;
(c)    any product liability claim with respect to any Product sold by the Business prior to the Closing; and
(d)    any Excluded Liability.
The Losses of the Buyer Indemnified Parties described in this Section 10.2 and the items described in Section 7.4(h)(i) as to which the Buyer Indemnified Parties are entitled to indemnification are collectively referred to as “Buyer Losses.”

1

10.3    Indemnification Obligations of Buyer. From and after the Closing, Buyer will indemnify and hold harmless the Parent Indemnified Parties from and against, and compensate, reimburse and pay the Parent Indemnified Parties for, any and all Losses arising out of or relating to:
(a)    any inaccuracy in or breach of any representation or warranty set forth in Article V of this Agreement;
(b)    any breach of any covenant, agreement or undertaking made by Buyer in this Agreement; and
(c)    any Assumed Liability.
The Losses of the Parent Indemnified Parties described in this Section 10.3 as to which the Parent Indemnified Parties are entitled to indemnification are collectively referred to as “Parent Losses.”
10.4    Indemnification Procedure. Except as otherwise provided in Section 7.4(h):
(a)    Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint, dispute or claim or the commencement of any Action with respect to which such Indemnified Party may be entitled to indemnification pursuant hereto (a “Third-Party Claim”), such Indemnified Party will provide written notice thereof to the Indemnifying Party; provided, that the failure to so notify the Indemnifying Party will not limit the Indemnified Party’s right to indemnification under this Article X or Section 7.4 unless, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture of rights and defenses otherwise available to the Indemnifying Party with respect to such Third-Party Claim. The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within thirty (30) days thereafter, to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such thirty (30) day period, then any Buyer Losses or Parent Losses (as the case may be) will include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. Notwithstanding anything to the contrary contained in this Section 10.4(a), the Indemnified Party will control such Third-Party Claim, solely to the extent (i) the Third-Party Claim arises in connection with any criminal proceeding, action, indictment, investigation or allegation against the Indemnified Party, (ii) the Third-Party Claim seeks material injunctive or other equitable relief against the Indemnified Party, (iii) the Third-Party Claim, if adversely determined, would have a material adverse effect on the financial condition, business or operations of Parent and its Affiliates, taken as a whole, on the one hand, or on the Business as conducted by Buyer and its Affiliates, taken as a whole, on the other hand, or (iv) an actual or readily apparent conflict of interest exists between the Indemnifying Party and the Indemnified Party with respect to the Third-Party

2

Claim that precludes effective joint representation. In any Third-Party Claim for which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, will have the right to reasonably participate in such matter and to retain its own counsel at such Person’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) will at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.
(b)    No Indemnified Party may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), unless the Indemnifying Party fails to assume and maintain diligently the defense of such Third-Party Claim pursuant to Section 10.4(a). The Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all Liability arising out of, or related to, such Third-Party Claim, (ii) does not contain any admission or statement suggesting any wrongdoing or Liability on behalf of the Indemnified Party or any of the Indemnified Party’s Affiliates, and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of its Affiliates.
(c)    In the event an Indemnified Party claims a right to payment pursuant to this Article X or Section 7.4(h) with respect to any matter not involving a Third-Party Claim (a “Direct Claim”), such Indemnified Party will send written notice of such claim to the Indemnifying Party (a “Notice of Claim”). Such Notice of Claim will specify the basis for such Direct Claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not limit the Indemnified Party’s right to indemnification with respect to any Direct Claim made pursuant to this Section 10.4(c), it being understood that Notices of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 10.1 or Section 7.4(h)(iv), as applicable. In the event the Indemnifying Party does not notify the Indemnified Party within fifteen (15) Business Days following its receipt of such Notice of Claim that the Indemnifying Party disputes the Indemnified Party’s right to indemnification under this Article X or Section 7.4(h) or the amount thereof, the Indemnified Party will be conclusively entitled to the amount set forth in such Notice of Claim. In the event the Indemnifying Party has timely disputed the Indemnified Party’s right to indemnification under this Article X or Section 7.4(h) or the amount thereof, the Indemnified Party and the Indemnifying Party will, as promptly as reasonably practicable, establish the merits and amount of such Direct Claim (by mutual agreement, litigation or otherwise).

3

10.5     Liability Limitations.
(a)    Notwithstanding anything in this Article X to the contrary, no Buyer Indemnified Party will be entitled to indemnification for any Buyer Losses pursuant to Section 10.2(a) unless and until the aggregate of all such indemnifiable Buyer Losses exceeds on a cumulative basis an amount equal to one percent (1%) of Base Purchase Price (the “Basket Amount”), in which case the Buyer Indemnified Parties shall be entitled to indemnification pursuant to Section 10.2(a) for all Buyer Losses, including the Basket Amount; provided, however, that the limitations set forth in this Section 10.5(a) will not apply to any claim arising out of or related to Fraud, a breach of any Fundamental Representation, or claims for indemnification pursuant to Section 7.4(h)(i).
(b)    The maximum amount of indemnifiable Buyer Losses that may be recovered by the Buyer Indemnified Parties pursuant to Section 10.2(a) will be an aggregate amount equal to 10% of Base Purchase Price; provided, however, that the limitations set forth in this Section 10.5(b) will not apply to any claim arising out of or related to Fraud, a breach of any Fundamental Representation, or claims for indemnification pursuant to Section 7.4(h)(i).
(c)    The maximum amount of indemnifiable Buyer Losses that may be recovered by the Buyer Indemnified Parties pursuant to Section 10.2 will be an aggregate amount equal to the Final Purchase Price.
(d)    No Party will have any Liability under this Agreement for, and Buyer Losses and Parent Losses will not include, any punitive or exemplary damages, except to the extent awarded to a third party in connection with a Third-Party Claim for which a Party is entitled to indemnification hereunder.
(e)    The amount of any Losses for which indemnification is provided pursuant to this Article X will be calculated net of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by the Indemnified Party with respect to such Losses or any of the circumstances giving rise thereto. In connection therewith, if, at any time following any indemnification payment made by an Indemnifying Party pursuant to this Agreement, the Indemnified Party receives any insurance proceeds, indemnification payments, contribution payments or reimbursements relating to the circumstances giving rise to such indemnification payment, the Indemnified Party will promptly remit to the Indemnifying Party such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnifying Party. The Indemnified Party will use (and will cause its Affiliates to use) commercially reasonably efforts to collect the proceeds of any available insurance that would have the effect of reducing any Losses (in which case the net proceeds thereof will reduce the Losses). For the avoidance of doubt, seeking recovery of Losses under any insurance policy will not be a condition to an Indemnified Party pursuing a claim for indemnification hereunder.

4

(f)    Notwithstanding anything to the contrary in this Agreement, any amounts for indemnification payable under this Agreement will be paid without duplication and in no event will any Party be indemnified under different provisions of this Agreement for Losses that have already been paid or otherwise taken into account under this Agreement.
(g)    To the extent required by Law, the Indemnified Party shall use commercially reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement.
10.6    Exclusive Remedy. The Parties agree that, excluding (a) the remedies provided in Section 2.7 and (b) actions grounded in Fraud, and (c) actions arising under the Transition Services Agreement, from and after the Closing Date, the indemnities provided in this Article X and Section 7.4(h) will constitute the sole and exclusive remedy of any Indemnified Party for damages arising out of, resulting from or incurred in connection with any claims related to this Agreement or arising out of the transactions contemplated hereby; provided, however, that this exclusive remedy for damages does not preclude a Party from bringing an action for specific performance or other equitable remedy pursuant to Section 11.13.
10.7    Materiality. Notwithstanding anything contained herein to the contrary, for purposes of determining the amount of Losses that are the subject matter of a claim for indemnification hereunder, including under Section 7.4(h)(i) (but not for purposes of determining whether there has been a breach of a representation or warranty), each representation and warranty in this Agreement (other than Section 4.14(a)) and the Seller Disclosure Schedule will be read without regard and without giving effect to the terms “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty which have the effect of making such representation and warranty less restrictive (as if such word or qualification were deleted from such representation and warranty).
ARTICLE XI

MISCELLANEOUS
11.1    Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail (provided that no delivery failure notice is received), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective Parties at the address set forth below, or at such other address as such Party may specify by written notice to the other Party hereto:

5

If to Buyer, to:
Smith & Nephew USD Limited
150 Minuteman Road
Andover, MA 01810
Attn: Chief Legal and Compliance Officer
Email: Company.secretary@smith-nephew.com

With a required copy to (which shall not constitute notice):

Jones Day
1420 Peachtree Street, N.E., Suite 800
        Atlanta, GA 30309
Attn: Ken Boehner
Email: kboehner@jonesday.com

If to Parent or any Seller, to:

Integra LifeSciences Holdings Corporation
1100 Campus Road
Princeton, NJ 08540
Attn: Eric Schwartz
Email: eric.schwartz@integralife.com

; and
Integra LifeSciences Holdings Corporation
1100 Campus Road
Princeton, NJ 08540
Attn: Andrea Caruso
Email: andrea.caruso@integralife.com

With a required copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-29219
Attn: Benjamin R. Wills
Email: benjamin.wills@morganlewis.com

11.2    Amendments and Waivers.
(a)    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)    No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
(c)    To the maximum extent permitted by Law, (i) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand.
11.3    Expenses. Each Party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.
11.4    Bulk Sales Act. Buyer hereby waives compliance by Sellers with respect to any applicable “bulk-sale,” “bulk-transfer,” or similar Laws of any jurisdiction in connection with the transfer or sale to Buyer of the Purchased Assets. Buyer agrees not to file the Notice of Sale, Transfer or Assignment in Bulk provided for by New Jersey P.L. 2007, Chapter 100 (commonly referred to as the Bulk Sales Act) in connection with this Agreement.
11.5    Successors and Assigns. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties; provided, that prior to the Closing and upon prior written notice to Parent, Buyer may assign to its Buyer Designee(s) its rights hereunder to purchase the ISC Shares, the Ascension Shares or the Purchased Assets, its obligation to assume any Assumed Liabilities, and its rights and obligations with respect to the offer of employment to, and the transfer of employment of, certain Business Employees. Notwithstanding any such assignment, Buyer shall remain liable to Parent for all obligations due to Parent under this Agreement unless and until expressly released by Parent. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective executors, heirs, personal representatives, successors and assigns.
11.6    Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
11.7    Consent to Jurisdiction. Each Party hereto irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), for the purposes of any Action arising out of this

Agreement or the Ancillary Agreements or any transaction contemplated hereby or thereby, and agrees to commence any such Action only in such courts. Each Party further agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Action. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.
11.8    Counterparts. This Agreement and any amendments hereto may be executed in counterparts, including by electronic transmission in .pdf format, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.
11.9    Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder, other than the Persons entitled to indemnification pursuant to Section 7.4(h) and Article X.
11.10    Entire Agreement. This Agreement, the Ancillary Agreements, the Schedules, the Seller Disclosure Schedule and the Exhibits, documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the Parties hereto with respect to the transactions contemplated by this Agreement. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in effect to the extent provided by Section 7.11.
11.11    Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
11.12    Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13    Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the Parties shall be entitled to equitable relief, without proof of actual damages, including an Order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each Party further agrees that neither the other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.13, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.
11.14    Disclosure Schedule. The Seller Disclosure Schedule, Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or Schedule or in the Seller Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. The Seller Disclosure Schedule has been arranged for purposes of convenience in separately titled Sections corresponding to the Sections of this Agreement, however, each Section of the Seller Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other Section of the Seller Disclosure Schedule to the extent it is reasonably apparent on the face of such information that the disclosure of such matter is applicable to such other Section of the Seller Disclosure Schedule. The inclusion of information in the Seller Disclosure Schedule shall not be construed as an admission that such information is material to any of members of the Seller Group. In addition, matters reflected in the Seller Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Seller Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedule is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the

Seller Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement.
11.15    Interpretation.
(a)    The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(b)    The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
(c)    When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.
(d)    The word “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” unless otherwise specified. As used herein, the word “or” is not exclusive and will be interpreted to mean and/or.
(e)    A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.
(f)    Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.
(g)    The Parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. Any rule of construction or interpretation otherwise requiring this Agreement or the Ancillary Agreements to be construed or interpreted against any Party by virtue of the authorship of this Agreement or the Ancillary Agreements shall not apply to the construction and interpretation hereof and thereof.
(h)    All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By: _______________________
Name:
Title:

INTEGRA LIFESCIENCES SERVICES (FRANCE) SAS

By: _______________________
Name:
Title:

NEWDEAL SAS

By: _______________________
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SMITH & NEPHEW USD LIMITED

By: _______________________
Name:
Title: